                                                                  Exhibit 10.2



                         AGREEMENT FOR THE PURCHASE AND SALE

                               OF THE CAPITAL STOCK OF

                        PACIFIC GUARANTEE MORTGAGE CORPORATION



Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted text has been marked with a bracketed asterisk ("[*]") and has been filed separately with the Securities and Exchange Commission.

                                  TABLE OF CONTENTS


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ARTICLE 1
     Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

ARTICLE 2
     Purchase and Sale of Shares . .. . . . . . . . . . . . . . . . . . . . .5
     2.1    Agreement to Sell and Purchase. . . . . . . . . . . . . . . . . .5
     2.2    Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5

ARTICLE 3
     Consideration and Payment of Terms   . . . . . . . . . . . . . . . . . .5
     3.1    Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . .5
     3.2    Additional Consideration. . . . . . . . . . . . . . . . . . . . .6

ARTICLE 4
     Representations and Warranties of Sellers. . . . . . . . . . . . . . . 10
     4.1    Organization and Standing . . . . . . . . . . . . . . . . . . . 10
     4.2    Qualification . . . . . . . . . . . . . . . . . . . . . . . . . 11
     4.3    No Restrictions; Binding Effect; Approval of Change of
              Control . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     4.4    Noncontravention. . . . . . . . . . . . . . . . . . . . . . . . 11
     4.5    Capital Structure . . . . . . . . . . . . . . . . . . . . . . . 12
     4.6    Title to the Shares . . . . . . . . . . . . . . . . . . . . . . 12
     4.7    No Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . 12
     4.8    Corporate Records and Action. . . . . . . . . . . . . . . . . . 13
     4.9    Financial Statements. . . . . . . . . . . . . . . . . . . . . . 13
     4.10   Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     4.11   Events Since December 31, 1997. . . . . . . . . . . . . . . . . 14
     4.12   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     4.13   Title to Assets . . . . . . . . . . . . . . . . . . . . . . . . 16
     4.14   Condition of Assets . . . . . . . . . . . . . . . . . . . . . . 17
     4.15   Accounts Receivable; Notes Receivable . . . . . . . . . . . . . 17
     4.16   Intellectual Property and Software. . . . . . . . . . . . . . . 17
     4.17   Material Contracts. . . . . . . . . . . . . . . . . . . . . . . 19
     4.18   Litigation; Regulatory Examination. . . . . . . . . . . . . . . 20
     4.19   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     4.20   Schedule of Loans . . . . . . . . . . . . . . . . . . . . . . . 21
     4.21   Compliance with Law Including Consumer Law. . . . . . . . . . . 21
     4.22   Forms; Policies and Procedures. . . . . . . . . . . . . . . . . 22
     4.23   Licenses and Permits. . . . . . . . . . . . . . . . . . . . . . 22
     4.24   Environmental Warranties. . . . . . . . . . . . . . . . . . . . 22
     4.25   Payroll List. . . . . . . . . . . . . . . . . . . . . . . . . . 23
     4.26   Labor Relations . . . . . . . . . . . . . . . . . . . . . . . . 24
     4.27   Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . . 24
     4.28   Employee Policies . . . . . . . . . . . . . . . . . . . . . . . 24

                                      i
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     4.29   Referral Sources; Investors . . . . . . . . . . . . . . . . . . 25
     4.30   Bank Accounts . . . . . . . . . . . . . . . . . . . . . . . . . 25
     4.31   Powers of Attorney. . . . . . . . . . . . . . . . . . . . . . . 25
     4.32   Personal Guarantees . . . . . . . . . . . . . . . . . . . . . . 25
     4.33   Brokerage Fee . . . . . . . . . . . . . . . . . . . . . . . . . 25
     4.34   Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . . 25
     4.35   Business Records. . . . . . . . . . . . . . . . . . . . . . . . 25

ARTICLE 5
     Representations and Warranties of Purchaser. . . . . . . . . . . . . . 26
     5.1    Organization and Standing . . . . . . . . . . . . . . . . . . . 26
     5.2    No Restrictions; Authorization; Binding Effect; Approval
              of Change of Control. . . . . . . . . . . . . . . . . . . . . 26
     5.3    Noncontravention. . . . . . . . . . . . . . . . . . . . . . . . 26
     5.4    Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . 27
     5.5    Capital Structure . . . . . . . . . . . . . . . . . . . . . . . 27
     5.6    Authorization for Common Stock Issued by Purchaser. . . . . . . 27
     5.7    Financial Statements. . . . . . . . . . . . . . . . . . . . . . 27
     5.8    No Material Adverse Change or Extraordinary Dividends
              or Distributions. . . . . . . . . . . . . . . . . . . . . . . 27
     5.9    No Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . 28
     5.10   Corporate Records and Action. . . . . . . . . . . . . . . . . . 28
     5.11   Events Since December 31, 1997. . . . . . . . . . . . . . . . . 28
     5.12   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     5.13   Title to Assets . . . . . . . . . . . . . . . . . . . . . . . . 30
     5.14   Condition of Assets . . . . . . . . . . . . . . . . . . . . . . 30
     5.15   Accounts Receivable; Notes Receivable . . . . . . . . . . . . . 30
     5.16   Litigation; Regulatory Examination. . . . . . . . . . . . . . . 31
     5.17   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     5.18   Compliance with Consumer Law. . . . . . . . . . . . . . . . . . 31
     5.19   Licenses and Permits. . . . . . . . . . . . . . . . . . . . . . 31
     5.20   Labor Relations . . . . . . . . . . . . . . . . . . . . . . . . 32
     5.21   Brokerage Fee . . . . . . . . . . . . . . . . . . . . . . . . . 32
     5.22   Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . . 32
     5.23   Warehouse Line and Gestation Repo Line Terms. . . . . . . . . . 32

ARTICLE 6
     Covenants of Sellers . . . . . . . . . . . . . . . . . . . . . . . . . 32
     6.1    Conduct of Businesses; Notification of Breaches in
              Representations or Warranties . . . . . . . . . . . . . . . . 32
     6.2    Notification of Breach of Representation, Warranty or
              Covenant. . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     6.3    Forebearances by PGM. . . . . . . . . . . . . . . . . . . . . . 33
     6.4    Good Faith Negotiations . . . . . . . . . . . . . . . . . . . . 34
     6.5    Acquisition Proposals . . . . . . . . . . . . . . . . . . . . . 34
     6.6    Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . 35

                                      ii
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     6.7    Government Approval. . . . . . . . . . . . . . . . . . . . . . . 35
     6.8    Additional Financial Statements. . . . . . . . . . . . . . . . . 36
     6.9    Supplements to Schedules . . . . . . . . . . . . . . . . . . . . 36
     6.10   Consents of Third Parties. . . . . . . . . . . . . . . . . . . . 36
     6.11   Transfer of Shares . . . . . . . . . . . . . . . . . . . . . . . 36
     6.12   Guarantees and Collateral Pledges. . . . . . . . . . . . . . . . 37
     6.13   Subordination. . . . . . . . . . . . . . . . . . . . . . . . . . 37

ARTICLE 7
     Covenants of Purchaser. . . . . . . . . . . . . . . . . . . . . . . . . 37
     7.1    Notification of Breach of Warranty or Covenant . . . . . . . . . 37
     7.2    Forebearances by Purchaser . . . . . . . . . . . . . . . . . . . 37
     7.3    Good Faith Negotiations. . . . . . . . . . . . . . . . . . . . . 38
     7.4    Government Approvals . . . . . . . . . . . . . . . . . . . . . . 38

ARTICLE 8
     Joint Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     8.1    Access and Information . . . . . . . . . . . . . . . . . . . . . 38
     8.2    Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
     8.3    Shareholders Agreement . . . . . . . . . . . . . . . . . . . . . 40
     8.4    Employment Agreements. . . . . . . . . . . . . . . . . . . . . . 40
     8.5    Other Documentation. . . . . . . . . . . . . . . . . . . . . . . 40

ARTICLE 9
     Conditions to Obligation to Close . . . . . . . . . . . . . . . . . . . 41
     9.1    Mutual Conditions. . . . . . . . . . . . . . . . . . . . . . . . 41
     9.2    Conditions to Obligations of Purchaser to Effect the
              Purchase . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     9.3    Conditions to Obligations of Sellers to Effect the Closing . . . 43

ARTICLE 10
     Post Closing Covenants. . . . . . . . . . . . . . . . . . . . . . . . . 45
     10.1    Post Closing Covenants of Purchaser Regarding
               Financing of PGM. . . . . . . . . . . . . . . . . . . . . . . 45
     10.2    Covenant Not to Compete and Not to Solicit by Sellers
               Surviving Closing . . . . . . . . . . . . . . . . . . . . . . 46
     10.3    Limited Indemnification by Sellers. . . . . . . . . . . . . . . 49
     10.4    Exposure on Breach of Warranty by Purchaser . . . . . . . . . . 53
     10.5    Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
     10.6    Personal Guaranties . . . . . . . . . . . . . . . . . . . . . . 53
     10.7    New Joint Venture Operations. . . . . . . . . . . . . . . . . . 53
     10.8    Oak Park Estates REO. . . . . . . . . . . . . . . . . . . . . . 54
     10.9    Further Assurances. . . . . . . . . . . . . . . . . . . . . . . 54

                                      iii
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ARTICLE 11
     Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
     11.1    Termination and Cure Upon Material Adverse Change. . . . . . . . 54
     11.2    Other Termination. . . . . . . . . . . . . . . . . . . . . . . . 54
     11.3    Effect of Termination. . . . . . . . . . . . . . . . . . . . . . 55

ARTICLE 12
     Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
     12.1    Survival of Representations and Warranties . . . . . . . . . . . 55
     12.2    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
     12.3    Press Releases; Employee Communications. . . . . . . . . . . . . 56
     12.4    Right of Offset. . . . . . . . . . . . . . . . . . . . . . . . . 56
     12.5    Written Agreement to Govern. . . . . . . . . . . . . . . . . . . 56
     12.6    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . 56
     12.7    Injunctive Remedy for Breach . . . . . . . . . . . . . . . . . . 56
     12.8    Notices and Other Communications . . . . . . . . . . . . . . . . 56
     12.9    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . 59
     12.10   Successors and Assigns . . . . . . . . . . . . . . . . . . . . . 59
     12.11   Further Assurances . . . . . . . . . . . . . . . . . . . . . . . 59
     12.12   Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . 60
     12.13   Schedules and Exhibits . . . . . . . . . . . . . . . . . . . . . 60
     12.14   Modification . . . . . . . . . . . . . . . . . . . . . . . . . . 60
     12.15   Waiver of Provisions . . . . . . . . . . . . . . . . . . . . . . 60
     12.16   ARBITRATION; GOVERNING LAW; CONSENT TO
               JURISDICTION . . . . . . . . . . . . . . . . . . . . . . . . . 60
     12.17   Waiver of Conditions . . . . . . . . . . . . . . . . . . . . . . 63
     12.18   Construction . . . . . . . . . . . . . . . . . . . . . . . . . . 63


SCHEDULES AND EXHIBITS

Schedule 4.1   --   Organization and Good Standing of PGM
Schedule 4.2   --   Qualifications
Schedule 4.3   --   Governmental Notices, Authorizations, Filings, Etc.
                      Required to effect Change of Control
Schedule 4.4   --   Conflicts
Schedule 4.5   --   Current Capitalization of PGM
Schedule 4.7   --   Subsidiaries, Joint Ventures
Schedule 4.10  --   Disclosed Liabilities
Schedule 4.11  --   Events Since December 31, 1997
Schedule 4.12  --   Taxes
Schedule 4.13  --   Liens
Schedule 4.16  --   Intellectual Property
Schedule 4.17  --   Material Contracts
Schedule 4.18  --   Litigation, Administration
Schedule 4.19  --   Insurance

                                      iv
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Schedule 4.20  --   Description of Loan Portfolio, Loan Locks and
                      Branches
Schedule 4.23  --   Licenses and Permits
Schedule 4.25  --   Payroll List
Schedule 4.28  --   Employee Pension Funds
Schedule 4.29  --   Employee Policies and Practices Not Included in
                      Employee Handbook
Schedule 4.30  --   Bank Accounts
Schedule 4.31  --   Powers of Attorney
Schedule 6.7   --   Required Consents

Exhibit A      --   Special Shareholders Agreement
Exhibit B      --   Term Sheet
Exhibit C      --   Employment Agreement
Exhibit D      --   Employment Agreement

                          PURCHASE AND SALE AGREEMENT

       THIS AGREEMENT is made and entered into this 31st day of July, 1998, by and between PRISM MORTGAGE COMPANY, an Illinois corporation ("Purchaser"), and WILLIAM D. OSENTON ("Osenton") and BRUCE P. BARBERA ("Barbera") (together "Sellers").

                                W I T N E S S E T H:

       WHEREAS, Sellers own all of the issued and outstanding shares of capital stock of Pacific Guarantee Mortgage Corporation ("PGM"); and

       WHEREAS, PGM, which has its principal place of business at 501 Canal Boulevard, Suite H, Point Richmond, California 94804 (the "Premises") is either directly or through the PGM Joint Ventures (as defined below) in the business of brokering, originating, funding and closing residential mortgage loans (collectively, the "Business"); and

       WHEREAS, Sellers desire to sell to Purchaser and Purchaser desires to purchase from Sellers all of the issued and outstanding shares of capital stock of PGM (collectively, the "Shares") subject to the terms and conditions set forth herein.

       NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto do hereby agree as follows:

                                      ARTICLE 1

                                     DEFINITIONS

Capitalized Terms herein, not otherwise defined, shall have the meanings set forth in this Article:

       "AFFILIATE" shall mean any legal entity or person which directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Purchaser or PGM. The term "control" means the power to direct or cause the direction of the management and policies of an entity.

       "BRANCH OPERATORS AGREEMENTS" shall mean those certain agreements between PGM and Net Branch operators substantially in the form as provided to Purchaser by PGM as of the Closing.

       "BUSINESS DAY" shall mean any day which is not a Saturday or Sunday and which is not a day on which national banks in Chicago, Illinois or San Francisco, California are required or permitted to be closed.

       "CONTRACT YEAR" shall mean a one year period ending on an anniversary of the date on which the Closing occurs.

       "EQUITY VALUE PLAN" or "EVP"shall mean that certain Equity Value Plan established among PGM, Purchaser and the administrator of the Equity Value Plan (the "EVP Administrator"), pursuant to an Equity Value Plan Agreement, entered into by and between the Purchaser and in form and substance acceptable to the Purchaser, PGM and the Sellers.

       "HOLDERS" shall mean the Sellers, the "EVP Administrator" (as defined in Section 3.2) and "Permitted Assignees" (as defined in Section 3.2) entitled to receive Additional Consideration.

       "IPO OR SALE OF PURCHASER" shall mean the occurrence of (a) any initial public offering of shares of capital stock of Purchaser (b) the sale of all or substantially all of the assets of the Company or (c) the sale of eighty percent (80%) or more of the outstanding shares of Purchaser, whether such sale in (b) or (c) is effected directly or indirectly through a merger, consolidation or reorganization.

       "NET BRANCHES" shall mean PGM branch operations operating under a "PGM Branch Operators Agreement" as in effect on the date of this Agreement or as from time to time hereafter modified by the approval of the Board of PGM, which branches are licensed and authorized to conduct the Business and in which the responsibility and compensation to the Branch Manager are as set forth in the PGM Branch Operators Agreement.

       "NORTHERN CALIFORNIA" shall be defined as those counties in California north of and including Salinas and Monterey counties.

       "ORDINARY COURSE OF BUSINESS" shall mean in the ordinary course of business in accordance with appropriate and legal past practices and procedures by the Purchaser or PGM, as applicable, in ordinary business circumstances.

       "PGM MANAGED BRANCH" shall mean offices other than Net Branches operated directly by PGM.


       "PGM'S MORTGAGE BANKING NET INCOME" shall include all service release premiums, incentive income, gain on sale income, interest income, income generated as a result of bulk sales, assignment of trade or co-issuer transactions and all similar income generated from the sale of loans in the secondary market and shall be computed on a product by product basis by calculating the total gross revenues generated by each product for PGM and Purchaser and its Affiliates. Such gross revenue shall be allocated as PGM Mortgage Banking Net Income based on (i) the ratio of the [*] the Purchaser or its Affiliates relative to the [*] Purchaser and its Affiliates (including the PGM loans) (ii) multiplied by [*] from which total is subtracted all mortgage banking expenses incurred in connection with such revenues allocated to PGM based on the ratio of the [*] and funded by PGM or Purchaser relative to [*] Purchaser and its Affiliates (including PGM Loans), adjusted by subtracting (i) all hedging costs allocated to PGM based on the [*] Purchaser and PGM to the [*] Purchaser and its Affiliates (including
PGM) taking into account [*] compared to [*], (ii) any costs and expenses associated with any repurchase obligations of PGM, and (iii) any special fees paid to or reduced premiums received from purchasers of loan product of PGM or Purchaser due to [*] such loans by PGM [*], and adjusted further by adding or subtracting any [*] reflected on the rate sheet of PGM distributed to its loan officers vis-a-vis the rate sheets of Purchaser and its Affiliates distributed to their loan officers.



       If PGM retains underwriting and closing operations [*].



       By way of example, assume PGM [*] of $500 Million [*] of $200 Million [*] of $300 Million, that the mortgage banking operations [*] $250 Million [*]
 $300 Million [*] and $500 Million [*]. Assume further Purchaser and its Affiliates [*] of $10 Million [*] $5 Million in [*] and $15 Million [*] $1 Million in hedging costs [*] $10 Million in mortgage banking operating expenses [*] 3,000 loans [*].



       If PGM does not retain underwriting and closing:


PGM Mortgage Banking Net Income would equal

       [*].

       [*] $500 Million/$750 Million x $10 Million) +($200 Million/$500
           Million x $5 Million)
       [*] ($300 Million/$800 Million x $15 Million)
       [*] 3,000/10,000 x $10 Million - ($1 Billion/$2.05 Billion x $1 Million)
       [*] $6,666,666.66 + 2,000,000 + $5,625,000 - [$3,000,000 - $487,804]

       [*] $10,803,862



       If PGM retains underwriting and closing:



      [*] ($500 Million/$750 Million x $10 Million) + ($200 Million/$500
           Million x $5 Million)
      [*] ($300 Million/$800 Million x $15 Million)]
      [*] [3,000/10,000 x ($10 Million (3,000/10,000 x $2 Million))]
      [*] [$1 Billion/$2.05 Billion x $1 Million ]
      [*] [$6,666,666.66 + 2,000,000 + $5,625,000 ]
      [*] [3/10 x ($10 Million - $600,000)] - [$487,804]

       [*] $14,291,666 - ($2,820,000) - ($487,804)

       [*] $10,983,862*

       * [*] underwriting and closing [*] would then be [*].



       "PGM NET INCOME" shall equal PGM's pretax Mortgage Banking Net Income plus all other pre-tax income generated by the PGM Operations calculated in accordance with GAAP, including, without limitation, revenues from loan origination including underwriting and other fee income, minus all operational, administrative and out-of-pocket expenses including, without limitation, all underwriting and closing costs in California, directly associated with the operation of PGM included in the expenses and subtracted from revenues in computing PGM Net Income and all indirect or other expenses of Purchaser and its Affiliates to the extent they are associated with services provided to PGM and apply to PGM Operations (including, without limitation, accounting, financial, legal and other services relating to the provision of technology, human resources, accounting, insurance and national marketing and otherwise provided by national senior management) allocated to or on behalf of PGM based on the ratio of [*] compared to [*]. In no event shall [*] the purchase contemplated hereby (other than [*]) be deemed to constitute direct or indirect charges to PGM for the purpose of this definition.


       "PGM JOINT VENTURES" shall mean the PGM Joint Ventures disclosed in
Schedule 4.7.

       "PURCHASER NET INCOME" shall mean all pre-tax net income of Purchaser and its Affiliates including all PGM Net Income.

       "PGM OPERATIONS" shall mean all operations of PGM existing as of the Closing plus (i) all other operations of PGM located in Northern California which may be opened after the Closing (including new branches and/or acquisitions), (ii) any new operations (i.e. not acquisitions) in California which are opened by PGM after the Closing, (iii) any existing or new Net Branches which are operated by PGM throughout the United States, (iv) any conversions to PGM Managed Branches of new or existing Net Branches that at the time of such conversion have been opened for two (2) years or more, (v) the joint venture to be established with Keystroke and (vi) any other operations of a PGM Joint Venture created for assisting in loan origination and processing for which PGM is a processing agent and which is expressly approved as a PGM Operation by Purchaser in writing, in its reasonable discretion.

       "PGM POST TAX NET INCOME" shall mean PGM Net Income minus all payments of taxes on all distributions to pay taxes of Sellers and other shareholders of PGM Purchasers.

       "PURCHASER SHAREHOLDERS" shall mean the shareholders of Purchaser.

       "SHAREHOLDERS AGREEMENT" shall mean that certain Special Shareholders Agreement dated of even date herewith between Purchaser, the Sellers and participants in the Equity Value Plan, in the form of Exhibit A, attached hereto and made a part hereof.

       "THIRD PARTIES" shall mean any person or entity other than (a) Purchaser or PGM or (b) any Affiliate of Purchaser or PGM.

                                      ARTICLE 2

                            PURCHASE AND SALE OF SHARES

              2.1 AGREEMENT TO SELL AND PURCHASE. Upon the terms and subject to the conditions set forth herein, and in reliance on the respective representations and warranties of the parties, Sellers shall sell the Shares to Purchaser, and Purchaser shall purchase the Shares from Sellers, on the Closing Date and at the time and place of Closing referred to in Section 2.2 below, for the price and in accordance with the provisions specified in
Article 3 hereof, free and clear of all claims, liens, charges, security interests, equities and encumbrances of any nature whatsoever and free and clear of any sale, transfer or transaction taxes of any kind whatsoever relating to the transfer of the Shares to Purchaser hereunder.

              2.2 CLOSING. The consummation of the purchase and sale of the Shares (the "Closing") shall take place at the offices of Rudnick & Wolfe, Suite 1800, 203 North LaSalle Street, Chicago, Illinois at 10:30 a.m. local time on June 30, 1998, or at such other place, time and date as the parties may hereafter agree upon in writing (hereinafter the "Closing Date").

                                      ARTICLE 3

                           CONSIDERATION AND PAYMENT TERMS

              3.1 PURCHASE PRICE. Purchaser shall pay the following consideration subject to the terms set forth below:

                     (a) AMOUNT OF THE CLOSING DATE PURCHASE PRICE. The aggregate consideration to be paid by Purchaser to Sellers for the Shares as at the Closing Date (the "Closing Date Purchase Price") as follows:

                            (i)    The "BASE CASH PRICE" equal to
       $2,425,000; PLUS

                            (ii)   The "BASE STOCK PRICE" shall mean
       common stock of Purchaser ("Stock"), which when issued will represent five percent (5%) of the issued and outstanding stock of Purchaser as of the Closing Date subject to dilution caused by a stock offering or warrants or options prior to or within six (6) months after the Closing based on a valuation of Purchaser of $50 Million or more.

                     (b) BASE CASH PRICE INTEREST ADJUSTMENT. If the Closing Date occurs after June 19, 1998, the Base Cash Price shall be increased each day at a per annum interest rate equal to 1/2% below the Prime Rate as printed in the most recent Midwest edition of the WALL STREET JOURNAL, computed on a 365-day year basis, unless such delay is caused by an act or omission of PGM or the Sellers other than a delay caused solely by a failure to obtain the Required Regulatory Approvals (as defined in Section
6.7 below) provided that if on or after June 30, 1998, the Required Regulatory Approvals have not been obtained but all other conditions precedent to the Closing have been met, and Purchaser (but not the Sellers) has waived the receipt of Required Regulatory Approvals as a condition precedent to the Closing, no further interest adjustment shall be made for such post-June 30, period.

                     (c) BASE CASH PRICE END OF YEAR ADJUSTMENT. On or before April 15, 1999, Purchaser will pay Sellers an aggregate amount equal to $75,000 if PGM Net Income for Calendar Year 1998 is greater than or equal to $3,075,000. If PGM Net Income for 1998 is less than $3,075,000, no such amount shall be payable.

                     (d) INDEMNIFICATION AMOUNT. On the Closing Date, Purchaser shall deliver to the Indemnity Account (as defined in Section 10.3(c)) $1,000,000 (the "Indemnification Amount"), plus if the Closing occurs after June 19, 1998, an "Indemnification Amount Interest Adjustment" computed in the same manner as provided for the Base Cash Price Interest Adjustment.

              3.2    ADDITIONAL CONSIDERATION.

                     (a) CALCULATION OF ADDITIONAL CONSIDERATION. In addition to the consideration set forth in Section 3.1 above, Purchaser shall pay to Sellers and allocate to the Equity Value Plan described above, the "Additional Consideration" all on the terms and conditions set forth in this
Section 3.2.

                            (i)    SELLERS.  At the time of an IPO or
       Sale of Purchaser, the Sellers will be entitled to receive the "Seller's Additional Stock Consideration" consisting of additional stock in the case of an IPO or a sale of all or substantially all of the assets, or stock, or at the option of the Purchaser, stock appreciation rights (the dollar equivalent value of the stock) in Purchaser in the case of a sale of 80% or more of the stock of Prism, in an amount to be determined by the following formula:

-------------------------------------------------------------------------------
   Value of Stock or                                 PGM Net
  Appreciation Rights       =    [*]        X       Income [*]       X      [*]%
to be received by Seller
-------------------------------------------------------------------------------

By way of example, if Purchaser completes an IPO [*] and at the time of the offering, [*] and PGM Net Income was $22,500,000, Sellers Additional Consideration would be computed as follows:

    $     [*]        -       $[*]  x  $22,500,000 [*] x  [*]%  =  $[*]
    ---------------
          [*]%

    $[*]                                  =    [*]% of Purchaser Stock after
    -------------------------------------                 offering
    $[*]

       Alternatively, if there is a Sale of Purchaser, i.e. if there is a sale of all or substantially all of the assets or eighty percent (80%) or more of the Stock in a private sale, [*] and, at the time of the sale, [*] and PGM Net Income was $22,500,000, Sellers Additional Consideration would be computed as follows:

    $[*]               x  $22,500,000 [*]  x    [*]%    =    $[*]


For purposes of this calculation, PGM Net Income and [*] will be determined on a trailing twelve-months basis.

Allocation of the 20% Additional Consideration to each individual Seller will be on the basis of shares of PGM sold.

                            (i)  EQUITY VALUE PLAN.

                                   A.     At the time of an IPO or Sale of
       Purchaser, the participants in the Equity Value Plan will be entitled to receive the "Equity Value Plan Stock Consideration" consisting of additional stock in the case of an IPO or a sale of all or substantially all of the assets, or stock, or, at the option of the Purchaser, stock appreciation rights (the dollar equivalent value of the stock) in Purchaser in the case of a sale of 80% or more of the Stock of Prism in an amount to be determined by the following formula:

       Value of Stock or
       Appreciation Rights to =    [*]   x   PGM Net Income [*]  x   [*]%
       be received by EVP

By way of example, if Purchaser completes an IPO [*] and at the time of the offering, [*] and PGM Net Income was $22,500,000, Equity Value Plan Participants Stock Consideration would be computed as follows:

    $     [*]
    ---------------   -      $[*]  x  $22,500,000  [*]  x  [*]%  =  $[*]
          [*]%

    $[*]                                  =    [*]% of Purchaser Stock after
    -------------------------------------                 offering
    $[*]

       Alternatively, if there is a Sale of Purchaser, i.e. if there is a sale of all or substantially all of the assets or all of the Stock in a private sale, [*] and, at the time of the sale, [*] and PGM Net Income was $22,500,000, the Equity Value Plan Stock Consideration would be computed as follows:

    $[*]                   x     $22,500,000  [*]  x   [*]%    =      $[*]


    $[*]                                  =    [*]% of Purchaser Post-Sale
    -------------------------------------                  Stock
    $[*]

For purposes of this calculation, PGM Net Income and [*] will be determined on a trailing twelve-months basis.

                                   B.     An earnout for the five-year period
       immediately after the Closing equal to 1.0% of PGM Net Income for each year during the first five year period (The Equity Value Plan Earnout Consideration"), which such consideration shall be paid to the Equity Value Plan regardless of whether there occurs an IPO or Sale of Purchaser.

                                   C.     Notwithstanding anything to the
       contrary, the costs of establishing the Equity Value Plan shall be covered by or reimbursed from the payment of the Equity Value Plan Earnout Consideration to the Equity Value Plan.

       If the Purchaser Shareholders enter into any restriction on the sale of their stock for a period of time following any IPO, the Holders shall be subject to the same restriction with respect to stock received as Additional Consideration or Equity Value Plan Stock Earnout. If the Purchaser Shareholders generally obtain [*] or the rights to receive cash or other consideration in an IPO or Sale of Purchaser, the Holders shall be afforded such rights on a pro rata basis with respect to shares of Purchaser received as Additional Consideration or Equity Value Plan Stock Earnout.

                                   D.     PAYMENT OF EQUITY VALUE PLAN EARNOUT
       CONSIDERATION. The Equity Value Plan Earnout Consideration for each Contract Year will be paid by check to the Equity Value Plan on or before 120 days after the Calendar Year end immediately following such Contract Year. A report setting forth in reasonable detail the computation of the Equity Value Plan Earnout Consideration for each Contract Year shall be delivered to the Equity

       Value Plan Administrator concurrently with the payment of the Equity Value Plan Consideration for such year.

                     (b) DISTRIBUTION OF SELLERS' ADDITIONAL STOCK CONSIDERATION AND THE EQUITY VALUE PLAN STOCK CONSIDERATION. The Sellers or Holders will receive their appropriate Stock Consideration immediately before and concurrently with the occurrence of the IPO or Sale of Purchaser, in which such case the Sellers or Holders shall receive their appropriate (i) Stock in the case of an IPO or a sale of all or substantially all of the assets of Purchaser or (ii) Stock or appreciation rights, at the option of the Purchaser in the case of a sale of eighty percent (80%) of the Stock of Purchaser.

                     (c) RECORDS AND INSPECTION OF RECORDS FOR CALCULATION OF ADDITIONAL CONSIDERATION. During the period Purchaser is required to pay the Additional Consideration, Purchaser shall maintain, and cause its subsidiaries to maintain, accurate books of account and records and other data necessary for the computation of the Additional Consideration.
Purchaser shall permit the Holders and their representatives, agents, accountants and advisors to examine such books of account and make copies thereof from time to time during normal business hours and upon reasonable advance notice for the purpose of determining the accuracy of such computations. The costs of any such inspection shall be borne by the Holders unless (i) such inspection reveals an underpayment in the aggregate Additional Consideration paid to the Holders of 5% or more (but in any event at least $2,000) AND (ii) if such inspection is challenged by Purchaser pursuant to the next paragraph, the appraisal process set forth therein confirms such underpayment of 5% or more, in which case the costs of such inspection shall be borne by Purchaser.

       If the Holders' inspection discloses a discrepancy resulting in an underpayment of the Additional Consideration, the Holders shall notify Purchaser thereof in writing, which notice shall specify the basis for such discrepancy in reasonable detail. Within twenty (20) Business Days after Purchaser's receipt of such notice, Purchaser shall either (i) pay to the Holders the aggregate amount of such underpayment, or (ii) notify the Holders in writing that it disputes the amount of such underpayment, stating its grounds therefor in reasonable detail. If Purchaser and the Holders are unable to resolve Purchaser's objections within twenty (20) Business Days after Purchaser has notified the Holders of its objections, and the matter in dispute concerns only the calculation of the amount of the Additional Consideration the matter in dispute shall be referred to an appraiser mutually acceptable to the parties hereto, which shall be instructed to resolve the matter in dispute promptly. If the Holders and the Purchaser cannot agree on an appraiser, the Holders shall select a one appraiser, Purchaser another and each of such appraisers shall together select a third appraiser who shall conduct such appraisal. The determination of such appraiser shall be final, binding and conclusive on Purchaser and the Holders. The fees of such appraisers and such appraisals for making all such determinations shall be borne equally by Purchaser, on the one hand, and Holders, on the other.

                     (d) RESTRICTIONS ON ASSIGNMENT. The right to receive the Additional Consideration may not be transferred by the Sellers or by any Holder, except as follows:

                            (i) such right may be transferred upon the death of a Holder to the heirs of such Holder;

                            (ii)   such right may be transferred by a
       Holder to the spouse and children of such Holder or to a trust created for the primary benefit of such Holder or his or her spouse and children; and

                            (iii)  in accordance with the Shareholders
       Agreement,

(each a "Permitted Assignee"); PROVIDED, that Purchaser shall not be obligated to make any payment to a Permitted Assignee unless (i) Purchaser has received notice of such transfer from the assignor, setting forth the name, address and employer identification number or social security number of such Permitted Assignee and (ii) such notice has been received by Purchaser at least ten (10) Business Days before the next payment of the Additional Consideration is made.

                                      ARTICLE 4

                      REPRESENTATIONS AND WARRANTIES OF SELLERS

       Sellers, as to themselves, PGM and each PGM Joint Venture, as applicable, represent and warrant to Purchaser on the date hereof and as of the Closing Date as follows:

              4.1 ORGANIZATION AND STANDING. PGM is a corporation which is duly organized, validly existing and in good standing under the laws of California. Sellers have delivered to Purchaser complete and correct copies of the Articles of Incorporation and By-Laws, as amended, of PGM. PGM has and the PGM Joint Ventures have all necessary corporate powers and authority to engage in the business in which they are presently engaged (as such business is presently being conducted), to own all property now owned by them, and to lease all of the property used by them under lease. Complete copies of the corporate minutes and stock transfer records of PGM and the PGM Joint Ventures have been delivered to Purchaser for Purchaser's review, and contain minutes and consents for all actions taken by the shareholders and directors of PGM and the PGM Joint Ventures for which such consents were required, and complete and accurate records of all issuances and transfer of shares of its capital stock and partnership, joint venture or limited liability shares or interests, as applicable. Schedule 4.1 hereto contains a complete and accurate list of the officers and directors of PGM.

              4.2 QUALIFICATION. PGM and the PGM Joint Ventures have not failed to qualify in any jurisdiction where a failure to so qualify would have a material adverse effect on the financial condition or results of operations of PGM. Schedule 4.2 hereto identifies each jurisdiction where PGM and each PGM Joint Venture is duly qualified to do business as a foreign corporation, and PGM is in good standing in each such jurisdiction.

              4.3 NO RESTRICTIONS; BINDING EFFECT; APPROVAL OF CHANGE OF CONTROL. Except as contemplated by this Agreement or as set forth in Schedule 4.3, neither Sellers, PGM nor any PGM Joint Venture is subject to any material restriction, agreement, law, rule, regulation, ordinance, code, writ, injunction, award, judgment or decree which would prohibit or be violated by the execution and delivery hereof or the consummation of the transactions contemplated hereby. Sellers have all power to execute and deliver this Agreement and the instruments, documents and agreements to be executed and delivered pursuant hereto and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the instruments, documents and agreements to be executed and delivered pursuant hereto have been or will be duly executed and delivered by Sellers, and each constitutes a legal, valid and binding obligation of Sellers, enforceable against Sellers or PGM, as applicable, in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally and subject to the availability of equitable remedies. Except as contemplated by this Agreement or as set forth in Schedule 4.3, neither sellers, PGM nor the PGM Joint Ventures are required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement and to the extent the transaction contemplated hereby gives any Joint Venture Partner to a Joint Venture or Partnership Agreement the right to terminate the applicable Joint Venture or Partnership Agreement (as disclosed on Schedule 4.3), neither PGM nor the Sellers have received any notice of termination or been given any reason to believe that any partner intends to terminate any Partnership or Joint Venture Agreement.

              4.4 NONCONTRAVENTION. Except as set forth in Schedule 4.4, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby and thereby nor any direct or indirect change of control of PGM or any PGM Joint Venture will (a) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, memorandum of understanding regulatory order or understanding to which PGM is a party or is otherwise subject, (b) conflict with or result in a breach of the provisions of the Articles of Incorporation or By-laws of PGM, as amended to date or of any agreements governing any PGM Joint Venture, or (c) conflict with, result in the breach of, constitute a default under, result in the acceleration of, create in any person or entity the right to accelerate, terminate, modify or cancel, or require any notice under, any material contract, lease, license, indenture, agreement, mortgage, instrument of indebtedness or other instrument to which PGM or the PGM Joint Ventures is a party or by which PGM or any PGM Joint Venture or any property of PGM or any PGM Joint Venture is bound or result in the creation or imposition of any lien or encumbrance on any of such property, and PGM and the Sellers shall obtain all consents, waivers and amendments necessary to resolve any such violation or conflict identified on Schedule 4.4 on or before the Closing. To the extent that Sellers have identified any right of termination in Schedule 4.4 with respect to Branch Operators Agreements or otherwise, neither PGM nor the Sellers have received any notice of termination or been given any reason to believe that the counterparty to any Branch Operators Agreement intends to terminate its Branch Operators Agreements with PGM.

              4.5 CAPITAL STRUCTURE. Osenton and Barbera are the only record and beneficial owners of the Shares as of the date hereof and Schedule
4.5 hereto accurately sets forth the number of authorized and issued and outstanding shares of capital stock of PGM. The Shares represent all the issued and outstanding shares of capital stock of PGM and all Shares are duly authorized, validly issued and outstanding, and are fully paid and non-assessable. Except as set forth in said Schedule 4.5, no other class or series of capital stock of PGM is presently authorized. Except as set forth in Schedule 4.5, (i) there is no obligation, option or warrant which is binding upon PGM to issue, sell, redeem, purchase or exchange any of its capital stock or any right relating thereto, (ii) there is no obligation, debt, liability or security of PGM that is convertible into capital stock of PGM, (iii) there are no outstanding stock appreciation rights, phantom stock or similar rights, and (iv) there are no agreements to pay a percentage of profits, revenue or volume of loans originated, brokered or assigned, except as described in the Branch Operators Agreement or the PGM Joint Venture Agreements, the recipient of such percentages, and their percentages which are identified in Schedule 4.5 hereof.

              4.6    TITLE TO THE SHARES.

                     (a) Sellers are the record and beneficial owners and holders of the Shares and each respectively has good title to his respective Shares, free and clear of all liens, encumbrances, pledges, security interests, options, claims, charges and restrictions of any nature whatsoever, except those that will be released at Closing; and

                     (b) Sellers have full voting power over the Shares, subject to no proxy, shareholders agreement or voting trust, and have full right, power and authority to sell and deliver the Shares to Purchaser and to deliver the Shares to Purchaser in the manner provided for in this Agreement.

              4.7 NO SUBSIDIARIES. Except as set forth on Schedule 4.7, PGM does not own any shares of or equity interest in any corporation, partnership, limited liability company, joint venture, association (excluding memberships in trade associations) or other entity and the execution and delivery of this Agreement and the consummation of the transactions contemplated thereby and hereby do not and will not violate or conflict with or create a default under, or give the counterparty to such agreement the right to terminate, the agreements governing any of the joint ventures set forth on Schedule 4.7. To the extent that this Agreement and the consummation of the transactions contemplated hereby give any partner to any partnership or joint venture agreement the right to terminate or modify a partnership or joint venture agreement as disclosed on
Schedule 4.7, neither PGM nor the Sellers have received any notice of termination or modification or been given any reason to believe that any partner intends to terminate or modify any partnership or joint venture agreement on account of this Agreement or the transactions contemplated hereby.

              4.8 CORPORATE RECORDS AND ACTION. PGM has previously furnished to Purchaser a copy of the Articles of Incorporation and all amendments thereto of PGM, and prior to the Closing shall furnish to Purchaser a copy of the foregoing, certified as being true, correct and complete by the Secretary of State of California. PGM has previously furnished to Purchaser a complete copy of the By-laws and all amendments thereto of PGM, all joint venture agreements, partnership agreements, articles of organization and other material documents concerning the organization or the business of each PGM Joint Venture and prior to the Closing shall furnish to Purchaser certification by the Secretary of PGM as to the accuracy of such documents. PGM has previously made available to Purchaser the complete minute books of PGM and the PGM Joint Ventures. As of the Closing, all corporate actions taken by the Sellers, Board of Directors or any committee of the Board of Directors of PGM is fairly and accurately summarized in all material respects in the minute books of PGM. PGM has previously made available to Purchaser the stock ledger books of PGM. All issuances, cancellations, transfers and exchanges of capital stock of PGM as of the Closing are reflected in its stock ledger books.

              4.9 FINANCIAL STATEMENTS. The financial statements of PGM for the years ended December 31, 1996 and 1997, including the balance sheets as of said dates and the statements of income, statements of stockholders' equity and statements of cash flows, reviewed in the case of the 1996 financial statements by William M. Stoll, certified public accountant, and in the case of the 1997 financial statements by Clay L. Miller, certified public accountant, and unaudited financial statements for the first four months of 1998 (collectively, the "Financial Statements"), copies of which have been previously delivered to Purchaser, (a) have been prepared from the books and records of PGM in accordance with generally accepted accounting principles applied on a consistent basis, and (b) fairly present the financial position of PGM as of the respective dates included therein and the results of operations, changes in equity and cash flows of PGM for the respective periods covered by the Financial Statements.

              4.10 LIABILITIES. Except as set forth in Schedule 4.10, PGM and the PGM Joint Ventures have no liabilities (whether known or unknown, absolute or contingent, liquidated or unliquidated and whether due or to become due), including any liability for Taxes (as defined in Section 4.12), except for (a) liabilities set forth on the balance sheet of PGM as of December 31, 1997 included in the Financial Statements (the "Year-End Balance Sheet"), (b) liabilities incurred since that date in the ordinary course of business in accordance with past practices including, without limitation, under PGM's warehouse lines of credit, and (c) costs and expenses incurred in connection with the transactions contemplated by this Agreement subject to the $[*] limitation set forth in Section 12.2 hereof. Except as set forth in
Schedule 4.10, PGM or the PGM Joint

Ventures are not liable upon or with respect to or obligated in any other way to provide funds in respect of or to guaranty or indemnification or assume in any manner (including, without limitation, under or pursuant to any agreement, arrangement, commitment or understanding, whether written or oral), any debt, obligation or dividend of any other person or entity.

              4.11 EVENTS SINCE DECEMBER 31, 1997. Since December 31, 1997, except as disclosed on Schedule 4.11, there has not been:

                     (a) Any casualty damage, destruction, loss or forfeiture (whether or not covered by insurance) or adverse change, actual or threatened, to or affecting (i) any material property or asset of PGM or any PGM Joint Venture, or (ii) the material business or condition (financial or other) of PGM or any PGM Joint Venture, or (iii) the results of operations or prospects of PGM or any PGM Joint Venture;

                     (b) Any direct or indirect redemption, purchase or other acquisition by PGM of any capital stock of PGM, or any declaration, setting aside or payment of any dividend or distribution with respect to any capital stock of PGM;

                     (c) Any material increase in the compensation or benefits (including bonuses) payable or to become payable by PGM to any of its respective directors, officers, employees or agents, other than increases in the ordinary course of PGM's business to persons receiving annual compensation (other than the increase in the salary of Carol Asnault, VP/Accounting, from $51,900 to $60,000, effective April 1, 1998), including increases in commission compensation to employees compensated solely on a commission basis;

                     (d) Any contractual commitment by PGM or any PGM Joint Venture to any third party, other than as provided in this Agreement or arising in the ordinary course of PGM's or such PGM Joint Venture's business, relating to (i) the property, assets or business of PGM or any PGM Joint Venture, or
(ii) the acquisition or disposition of property or assets (including, without limitation, any leasehold estate) of PGM or any PGM Joint Venture;

                     (e) Any transaction, other than at arm's length in the ordinary course of business, between PGM and any shareholder, director, officer or affiliate of PGM or any PGM Joint Venture or any affiliate of any such officer, director or shareholder;

                     (f) Any waiver or surrender by PGM or any PGM Joint Venture of any valuable right or property other than for fair consideration;

                     (g) Any material change in the manner in which PGM or any PGM Joint Venture operates its Business which has had or may reasonably be expected to have an adverse effect on the assets or properties, liabilities, condition (financial or other) or results of operations of PGM or any PGM Joint Venture;

                     (h) any indebtedness for borrowed money incurred by PGM or any PGM Joint Venture, other than indebtedness incurred to the Sellers in an amount not to exceed $850,000 subordinated to other debt of PGM, either now or hereafter incurred from time to time, in form and substance satisfactory to Purchaser (the "Sellers' Indebtedness") and indebtedness to Leon and Edith Willat in an amount not to exceed $200,000 and to Forest and Aileen Willat in an amount not to exceed $200,000 (together such indebtedness called the "Willat Indebtedness"), evidenced by notes, and/or loan agreements and subordinated to other debt of PGM, all as satisfactory to Purchaser in its sole discretion;

                     (i) any material change in any accounting policies, procedures or practices employed with respect to PGM or any PGM Joint Venture;

                     (j) any sale of any of the assets of PGM or any PGM Joint Venture, other than sales of loans in the ordinary course of business;

                     (k) any capital expenditures paid or incurred by PGM or any PGM Joint Venture, other than capital expenditures incurred in the ordinary course of business which do not exceed $50,000 for any single item or group of related items;

                     (l) any acceleration, termination, cancellation or adverse modification of any material agreement, contract, lease or license to which PGM or any PGM Joint Venture is a party or by which it is bound;

                     (m) any dividend, payment or other distribution with respect to any of the capital stock of PGM, other than (i) distributions to the Sellers in March, 1998 in the amount of $845,000, and (ii) distributions to pay income taxes of Sellers in connection with Sellers' taxes under Sections 1366 and 1377(a)(i) of the Code, and (iii) distributions required in the ordinary course of business;

                     (n) any redemption or purchase of any Shares or any option to purchase PGM Common Shares, other than (i) the purchase from Morton Mason of 36,000 shares of PGM Common for a purchase price of $75,000 in March, 1998 and (ii) the purchases from each of Francine Osenton and Robert Siefert of 100 shares of stock for the purchase price of $200 each, respectively;

                     (o) any issuance of any Shares or of any options, warrants or other rights to purchase such shares; or

                     (p) any other material transaction of PGM or any PGM Joint Venture other than in the ordinary course of business consistent with past practices.

              4.12   TAXES.

                     (a) Except as disclosed in Schedule 4.12, PGM has filed all returns and/or reports relating to Taxes (as hereinafter defined) which PGM or any PGM

Joint Venture was required to file prior to the date of this representation (collectively the "Tax Returns"). All Taxes owed by PGM or any PGM Joint Venture have been paid. As used herein, "Taxes" mean any federal, state, local or foreign income, gross receipts, franchise, payroll, employment, excise, unemployment, personal property, sales, use, value added, alternative, estimated or other tax or tax obligation of any kind whatsoever, including any interest, penalty or addition thereto.

                     (b) Proper and accurate amounts have been withheld by or on behalf of PGM or any PGM Joint Venture with respect to all compensation paid to employees of PGM or any PGM Joint Venture for all periods ending on or before the Closing Date. PGM has required each employee who exercised an option to purchase PGM Common Shares to pay to PGM or any PGM Joint Venture cash in an amount sufficient to satisfy in full PGM's obligation to withhold Federal, state or local income or other taxes incurred by reason of such exercise. All deposits required with respect to compensation paid to employees of PGM or any PGM Joint Venture have been made in compliance with applicable laws.

                     (c) Neither PGM nor any PGM Joint Venture has made any payment, nor is obligated to make any payment, and is not a party to any agreement that could obligate it to make any payment that will not be deductible (in whole or in part) for Federal income tax purposes by reason of Section 280G of the Code or under Proposed Treasury Regulation Section 1.280G-1. No provision of this Agreement, or any agreement executed and delivered pursuant hereto or thereto obligates PGM to make any payment in the nature of compensation that will not be deductible (in whole or in part) for federal income tax purposes by reason of Section 280G of the Code or under Proposed Treasury Regulation Section 1.280G-1.

                     (d) PGM and the PGM Joint Ventures have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                     (e) Except as set forth on Schedule 4.12, none of PGM's tax returns has been audited or is currently the subject of an audit by a governmental agency. Except as set forth on Schedule 4.12, PGM has not received any notice of a deficiency or proposed deficiency in any of the taxes paid by or on behalf of PGM or any PGM Joint Venture and neither PGM, nor any PGM joint Venture has entered into any settlements or tax agreements, and has not been the subject of audits or proceedings by any federal or state taxing authority.

                     (f) PGM has made its election under Section 1360, ET SEQ. of the Code to be, and is currently, an S corporation.

              4.13 TITLE TO ASSETS. PGM and each PGM Joint Venture owns all its assets free and clear of any mortgage, pledge, lien, encumbrance or other security interest, other than liens for real estate taxes not yet due or payable, liens for capitalized leases entered into in the ordinary course of business and the liens described in

Schedule 4.13. Other than the real estate known as Oak Park Estates described on Schedule 10.8, PGM and the PGM Joint Venture do not currently own any real property.

              4.14 CONDITION OF ASSETS. The personal property owned and leased by PGM is in good operating condition and repair, ordinary wear and tear excepted. Any real estate leased by PGM or any PGM Joint Venture is in good condition and PGM and the PGM Joint Ventures are not obligated to perform any material repairs or maintenance to such real estate.

              4.15 ACCOUNTS RECEIVABLE; NOTES RECEIVABLE. The accounts receivable and notes receivable set forth in the Financial Statements for the period ended December 31, 1997 and the accounts receivable of PGM arising after that date represent valid claims payable to PGM for the provision of services or other charges arising in the ordinary course of business of PGM on or before the date thereof. Each of the account receivables or note receivables on such Financial Statements, constitute valid claims arising from bona fide transactions in the ordinary course of PGM's business and are not subject to any claim for set-off, reduction or rebate.

              4.16   INTELLECTUAL PROPERTY AND SOFTWARE.

                     (a) Schedule 4.16 correctly identifies all issued domestic and foreign patents, patent applications pending, patent applications in process, trademarks, trademark registrations, trademark registration applications, service marks, service mark registrations, service mark registration applications, copyright registrations, copyright registration applications, license agreements, rights acquired through litigation, logos, trade names, slogans owned by PGM or by any PGM Joint Venture and which are presently used in the business of PGM or such PGM Joint Venture, and are material to the operation of PGM (the foregoing, along with know-how and trade secrets owned by PGM or by any PGM Joint Venture which are material to the operation of PGM or any PGM Joint Venture are hereinafter collectively referred to as the "Intellectual Property"). Schedule 4.16 correctly identifies all issued patents, patent applications pending, patent applications in process, trademarks, trademark registrations, trademark registration applications, service marks, service mark registrations, service mark registration applications, copyright registration applications, licenses, rights acquired through litigation, logos, trade names, slogans, know-how and trade secrets other than Software (as defined in Section 4.16(g) below) that are currently expressly licensed to or by PGM or to or by any PGM Joint Venture and are material to the operation of PGM or any PGM Joint Venture ("Licensed Intellectual Property"). Except for any implied licenses and those licenses granted in the Branch Operators Agreements or in the Joint Venture Agreements, neither Sellers nor PGM has granted any license to any person with respect to any Intellectual Property or Licensed Intellectual Property, except those set forth in Schedule 4.16. Except as set forth in Schedule 4.16, the agreements and/or arrangements for the Licensed Intellectual Property are in full force and effect, and are free and clear of all adverse claims, options, liens, charges, security interests, covenants, conditions, agreements, restrictions, encumbrances and defenses other than Permitted

Encumbrances, and no material default by PGM or by any PGM Joint Venture exists thereunder.

                     (b) Neither PGM nor any PGM Joint Venture has any registered or registerable patents with respect to its products, services, and business.

                     (c) Intellectual Property consisting of issued trademarks ("Trademarks") are valid and subsisting and there are no challenges pending or, to the knowledge of Sellers, PGM or any PGM Joint Venture, threatened, to the validity of any Trademarks.

                     (d) Except as disclosed on Schedule 4.16, neither PGM nor any PGM Joint Venture is a party to any license or agreement relating to any unpatented inventions, discoveries, specifications, data, processes, formulae, trade secrets, proprietary technical information or know-how used by PGM with respect to its business (hereinafter collectively "Know-How"). Except as disclosed on Schedule 4.16, PGM owns and is legally entitled to exploit the Know-How as used in the business as currently conducted without restrictions and free of any adverse claim or claim of infringement.

                     (e) There are no interference, opposition or cancellation proceedings or infringement suits pending or, to Sellers', PGM's or any PGM Joint Venture's knowledge, threatened, with respect to any Intellectual Property or Licensed Intellectual Property, except to the extent disclosed in
Schedule 4.16 hereto. To Sellers' or PGM's knowledge, no other person is infringing any Intellectual Property, Licensed Intellectual Property, or Know-How currently owned by or licensed to PGM or any PGM Joint Venture, except as disclosed in Schedule 4.16 hereto, and neither PGM nor any PGM Joint Venture is infringing, nor within the last five (5) years has PGM infringed or been charged with infringing, any patent or trademark right of any person, or the rights of any person with respect to Know-How, except to the extent disclosed in
Schedule 4.16 hereto.

                     (f) The Intellectual Property, Licensed Intellectual Property and Know-How comprise all of the intellectual property rights owned or expressly licensed to PGM or to any PGM Joint Venture and pertaining to the conduct of its business as now operated, or as presently planned to be operated, and there are no limitations or restrictions and no conflict or asserted conflict with intellectual property rights of others.

                     (g) Except as set forth on Schedule 4.16 hereto, all of the computer software used by or for PGM or by or for any PGM Joint Venture in the conduct of its business (the "Software") is either (i) owned by PGM or such PGM Joint Venture, as applicable, free and clear of any and all liens, claims, equities, security interests and encumbrances whatsoever except Permitted Encumbrances, or (ii) used by PGM or by such PGM Joint Venture pursuant to a fully-paid license granted to PGM or to such PGM Joint Venture by the third party pursuant to the terms of such license.

Except as set forth on Schedule 4.16, no such computer software license shall terminate or become terminable as a result of the transaction contemplated herein. There are no infringement suits pending or, to the knowledge of Sellers or PGM, threatened, against PGM or any PGM Joint Venture with respect to any of the Software, and, to the knowledge of Sellers and PGM, no fact or condition exists which could give rise to any such infringement suit.

              4.17 MATERIAL CONTRACTS. Schedule 4.17 lists the following contracts, leases and agreements in effect to which PGM and each of the PGM Joint Ventures is a party or is bound:

                     (a)    any agreement for the lease, as lessee, of vehicles;

                     (b) any agreement (or group of related agreements) for the lease of personal property to or from any person or entity providing for rent in excess of $20,000 during any twelve month period;

                     (c)    any agreement for the lease of real property;

                     (d) any agreement (or group of related agreements) or indemnity under which PGM or any PGM Joint Venture has created, incurred, assumed, guaranteed any debt or obligation including without limitation any indebtedness for borrowed money, warehouse lines of credit, or any capitalized lease or purchase money obligation;

                     (e) any agreement under which PGM or any PGM Joint Venture has granted a lien, pledge, security interest or other encumbrance upon any of its assets;

                     (f) licenses of any of the Software, other than licenses to customers granted in the ordinary course of business pursuant to agreements which restrict the use and right to copy such Software in a manner which protects the proprietary rights of PGM or any PGM Joint Venture in the Software and do not restrict PGM's or the PGM Joint Venture's (as applicable) right to use and exploit such Software;

                     (g) any agreement under which PGM or any PGM Joint Venture has an obligation to indemnify a director, officer or employee or an obligation to indemnify any person or entity including, without limitation, with respect to any representation, warranty or covenant made by PGM or any PGM Joint Venture;

                     (h) any agreement concerning confidentiality or noncompetition given by PGM;

                     (i) any agreement for the employment of any individual on a full-time, part-time, consulting or other basis other than oral retainers of professionals terminable at will;

                     (j) any other plan, contract or arrangement, whether formal or informal, which involve direct or indirect compensation (including bonus, stock option, severance, golden parachute, deferred compensation, special retirement, consulting and similar agreements) for the benefit of one or more of the current or former directors, officers or employees of PGM or any PGM Joint Venture (other than employee policies described in Schedule 4.28);

                     (k) any material guaranty or suretyship, performance bond or contribution agreement;

                     (l) any material distribution, marketing, sales representative or dealership agreement;

                     (m) any agreement between any shareholder, director or officer of PGM and PGM or between any partner, member, manager or officer of a PGM Joint Venture and such PGM Joint Venture; and

                     (n)    any other material contract or commitment.

With respect to each such agreement, except as otherwise disclosed in
Schedule 4.17: (i) such agreement is in full force and effect and constitutes the legal, valid and binding obligation of PGM or a PGM Joint Venture, as applicable, and, to the knowledge of Sellers, the other parties thereto, enforceable in accordance with its terms, (ii) such agreement will not be terminated as a result of the Closing, (iii) neither PGM nor the PGM Joint Ventures are in default in any material respect under such agreement and no event has occurred which, with the passage of time, would constitute such a default, and (iv) to the knowledge of Sellers, no other party is in default in any material respect under such agreement. No bonus or severance will become due and payable under any existing agreement between PGM and any of its employees as a result of the Closing and the change of control effected thereby.

              4.18 LITIGATION; REGULATORY EXAMINATION. Except as set forth on Schedule 4.18, neither PGM, Seller nor any PGM Joint Ventures are (a) subject to any outstanding injunction, judgment, order, decree, ruling, memorandum of understanding, cease and desist order or administrative sanction or (b) a party or, to the knowledge of PGM or Seller, threatened to be made a party to any action, suit, proceeding, hearing, audit, investigation, criminal investigation or criminal proceeding of or before any grand jury, court, quasi-judicial agency, administrative agency or arbitrator. During the past five years, neither PGM nor the PGM Joint Ventures have been audited or investigated by any instrumentality, commission, division, subdivision, department, agency or procuring office or other entity of the federal or state government other than routine examinations by federal and state regulators, and such routine examinations have not revealed any material non-compliance with law, regulation or applicable standards.

              4.19 INSURANCE. PGM and each PGM Joint Venture maintains and has maintained such insurance as is required by law or agreements to which they are a party and such other insurance, in amounts and insuring against hazards and other liabilities, as is customarily maintained by companies similarly situated. Except as set forth on Schedule 4.19, neither PGM nor any PGM Joint Venture maintains any insurance on the lives of any of its shareholders, other than group insurance on those shareholders who are also employees. Schedule 4.19 also describes all health insurance, life insurance, disability, or other health policies and any "stop-loss" policy entered into for or on behalf of PGM employees and the periodic premiums due thereon.

              4.20 SCHEDULE OF LOANS. Schedule 4.20, prepared as of the date of this Agreement, contains a detailed description of the loan portfolio currently held by PGM and each PGM Joint Venture and all loans currently outstanding on PGM's warehouse line, includes a detailed schedule of all delinquencies and payment histories, the discount or actual prices at which loans were sold to government agencies or other third parties, accurately describes all loans subject to repurchase obligations of PGM or of a PGM Joint Venture and a list of all uninsured FHA and VA loans of PGM or any PGM Joint Venture. Except as set forth in Schedule 4.20, all mortgage insurance premiums and all VA funding fees are to the knowledge of Sellers current with respect to each loan for which such insurance is required (and to the extent that they are not current, either with or without the knowledge of Sellers, and not disclosed in the Schedule, Sellers agree that they shall constitute an Indemnification Claim under Section 10.3 hereof). Schedule
4.20 also sets forth a list of all loan locks taken by PGM and each PGM Joint Venture and all losses caused by such loan locks or losses caused by loans that do not close in accordance with the loan lock agreement which locks or losses have occurred within one hundred eighty (180) days of the date of this Agreement which are still outstanding (provided that despite such listing on Schedule 4.20, any losses suffered by PGM that are not mitigated shall constitute an Indemnified Claim as defined in Section 10.3(b)(ii)) and lists all branches, including all branches of PGM for the twenty-four (24) month period immediately preceding the Closing (including any branches sold or closed) and setting forth the volume of loans made at each such branch.

              4.21 COMPLIANCE WITH LAW INCLUDING CONSUMER LAW. Except as described on Schedule 4.21, PGM and each PGM Joint Venture has complied with all applicable material laws, rules, regulations, ordinances and codes, whether federal, state, local or foreign and, including, without limitation, all laws and regulations relating to occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious, age and other prohibited discrimination, all other labor laws, including without limitation the Family and Medical Leave Act, and all licensure, disclosure, usury and other consumer credit laws and regulations governing residential mortgage lending and brokering, including, but not limited to, all applicable rules, regulations, standards and guidelines promulgated by the United States Department of Housing and Urban Development ("HUD"), the Federal Home Loan

Mortgage Corporation ("FHLMC"), the Government National Mortgage Association ("GNMA"), the Federal National Mortgage Association ("FNMA"), the Veterans Administration ("VA") and the Board of Governors of the Federal Reserve System, the state agencies and all applicable provisions of the Real Estate Settlement Procedures Act of 1974, the Flood Insurance Protection Act, the Consumer Credit Protection Act, the Truth in Lending Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act, all as amended from time to time, and all regulations promulgated thereunder (the foregoing statutes and laws called "Consumer Credit Law") and except as set forth on Schedule
4.21 and, except for correspondence received in connection with Required Regulatory Approvals, copies of which have been delivered to Purchaser, no notice or correspondence (whether regarding litigation, regulatory action or otherwise) has been received by PGM from or on behalf of consumers which is likely to have a material adverse effect on the Business or the manner in which PGM conducts the Business or notice from any regulatory agency in which such regulatory agency has alleged noncompliance with any Consumer Credit Law or other applicable law. PGM and each of the PGM Joint Ventures has complied with all applicable appraisal and accounting standards.

              4.22 FORMS; POLICIES AND PROCEDURES. PGM has provided Purchaser with all its standard consumer forms, including all form disclosures and notices, brokers agreements, notes, mortgages, instruments and agreements used in the Business (the "Consumer Forms") or those of the PGM Joint Ventures. PGM has provided Purchaser with a copy of PGM's internal practices and procedures and PGM and its employees have complied and are in compliance with such practices and procedures in all material respects. All such practices and procedures and all Consumer Forms comply in all material respects with (i) Consumer Credit Law, as required in the states in which PGM is conducting its Business, and (ii) any standards imposed by HUD, FHLMC, GNMA, FNMA and the VA, to the extent applicable, and any other applicable law or regulation.

              4.23 LICENSES AND PERMITS. PGM and each PGM Joint Venture has obtained all licenses, permits, qualifications, franchises and other governmental authorizations and approvals, including, without limitation, all state mortgage brokers and mortgage bankers licenses and, as applicable, approvals by HUD, FHLMC, GNMA, FNMA and the VA, required in order for it to conduct the Business as presently conducted, all of which are listed on
Schedule 4.23 hereto. All of such licenses, permits, qualifications, franchises and other authorizations are in full force and effect and will remain in full force and effect immediately after the Closing and shall not be violated by or affected, impaired or require any further action to remain effective as a result of the Closing, except as set forth on Schedule 4.23. No material violation exists in respect of any such license, permit, qualification, franchise, authorization or approval. No proceeding is pending, or to the knowledge of PGM, threatened to revoke or limit any such license, permit, qualification, franchise, authorization or approval.

              4.24 ENVIRONMENTAL WARRANTIES. No real property owned or leased by PGM or any PGM Joint Venture ("Real Property") contains any Hazardous Substance (as hereinafter defined) or any underground or above-ground storage tank containing or which has contained any Hazardous Substance. Neither PGM nor any of its Affiliates or tenants (a) has conducted or authorized the generation, transportation, storage, treatment, or disposal of any Hazardous Substance at any parcel of real estate, except in compliance with Environmental Law (as defined below in this Section 2.24); (b) has handled, treated, stored, transported, released or disposed of any Hazardous Substance at any off-site facility except in compliance with Environmental Law; (c) has allowed the migration of any Hazardous Substance from any parcel of the Real Property onto any neighboring property; (d) is aware of the migration of any Hazardous Substance from any neighboring property onto the Real Property; (e) is aware of any pending or threatened litigation or proceedings before any court or any administrative agency in which any person or entity has alleged the presence, release, threat of release, or placement of any Hazardous Substance on or in any parcel of the Real Property, or the generation, transportation, storage, treatment, or disposal of any Hazardous Substance at any parcel of the Real Property; (f) possesses actual knowledge that any governmental or quasi-governmental authority or agency (federal, state or local) has determined, or threatens to determine, that there is a presence, release, threat of release, or placement of any Hazardous Substance on or in any parcel of the Real Property, or the generation, transportation, storage, treatment or disposal of any Hazardous Substance at any parcel of the Real Property; or (g) has received any communications or entered into any agreement with any governmental or quasi-governmental authority or agency (federal, state or local) or any other person or entity including, but not limited to, any prior owners of any parcel of the Real Property, relating in any way to the presence, release, threat of release, damages from a release, placement of any Hazardous Substance on or in any parcel of the Real Property, or the generation, transportation, storage, treatment, or disposal of any Hazardous Substance at the Real Property. For purposes of this Agreement, "Hazardous Substance" shall mean any asbestos, polychlorinated biphenyls (PCBs), petroleum and petroleum by-products, and any other substance, waste, pollutant, contaminant, or other material which is listed, defined, identified or regulated as such by any Environmental Law. For purposes of this Agreement "Environmental Law" shall mean any applicable federal, state or local law, rule, regulation, order, governmental policy, guideline or procedure or rule or theory of common law (including theories based on nuisance or strict liability), and any judicial interpretation of any of the foregoing, which pertains to any Hazardous Substance, human health or the environment, and shall include without limitation, the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 ET SEQ., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 ET SEQ., and the Occupational Health and Safety Act, 29 U.S.C. 651, ET SEQ.

              4.25 PAYROLL LIST. Schedule 4.25 sets forth a complete list of all employees of PGM and of each PGM Joint Venture, including their date of birth, date of first hire, rates of compensation, unpaid accrued vacation and any other material terms of their employment as of the date set forth in
Schedule 4.25, the bonuses paid to them with respect to the year ended December 31, 1997 and all other benefits payable to or on behalf of employees by PGM or any PGM Joint Venture, including without limitation any benefits with respect to car or phone rental, entertainment, travel or per diem allowances, club memberships, and similar such benefits, whether related to business entertainment or otherwise, and separately lists all current employees who have in either 1997 or 1998 had an increase in their total annual salary (including any bonuses) from the previous calendar year and the amount of each such increase.

              4.26 LABOR RELATIONS. Neither PGM nor any PGM Joint Venture is a party to or bound by any collective bargaining agreement. To the best of Sellers' knowledge, there is no current union organizational activity with respect to the employees of PGM or any PGM Joint Venture and there has not been any such activity in the past twelve months. No allegation, charge or complaint of age, disability, sex, race or other unlawful discrimination or similar charge whether under federal, state or local law, or of any violation of the Americans with Disabilities Act, has been made or, to the knowledge of PGM or any PGM Joint Venture, threatened against PGM or any PGM Joint Venture.

              4.27 EMPLOYEE BENEFIT PLANS. Except as set forth on Schedule 4.27, neither PGM nor the PGM Joint Ventures sponsor, maintain or contribute to any "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), employee fringe benefit plan or program, nonqualified deferred compensation plan or program, incentive compensation plan or program, stock option plan or program, restrictive stock plan or program, stock appreciation rights plan or program, phantom stock plan or program, or any other plan, program, agreement, trust, fund or arrangement for the benefit of any employee (collectively all of such plans or programs are referred to as "Employee Plans"). Complete and accurate copies of each document under which an Employee Plan is sponsored or maintained, related amendments, employee summaries (including, but not limited to, summary plan descriptions), trust agreements, Internal Revenue Service ("IRS") determination letters, if applicable, and the three most current Form 5500 series filings (and related schedules and reports), if applicable, have been provided to Purchaser. Except as set forth on Schedule 4.27, each Employee Plan: (a) which is intended or treated as a qualified retirement plan under Section 401(a) of the Code is, in fact, qualified thereunder, has received a favorable determination letter from the IRS and no event has occurred which could result in the revocation of such plan's qualified status; (b) which is otherwise intended or treated as providing tax-advantaged benefits under the Code, is in compliance with the applicable requirements under the Code; (c) is not subject to, or governed by, Title IV of ERISA; (d) has been operated and administered in compliance with all applicable requirements under Federal and state law; and (e) is not the subject of, or a party to, any pending or threatened litigation, investigation or audit. Except as set forth on
Schedule 4.27, no Employee Plan provides for any medical or health care coverage following termination of employment, except to the extent specifically required under Sections 601 through 608 of ERISA and Section 4980B of the Code (collectively such requirements are referred to as "COBRA Continuation Coverage). Except as set forth on Schedule 4.27, no person is currently receiving COBRA Continuation Coverage with respect to any Employee Plan.

              4.28 EMPLOYEE POLICIES. A current and accurate copy of the employee handbook of PGM currently in effect has been made available to Purchaser. Except as set forth in Schedule 4.28, such handbook covers all employees of PGM and PGM Joint Ventures and fairly and accurately summarizes all material employee policies, vacation policies and payroll practices of PGM and the PGM Joint Ventures. To PGM's knowledge, none of its employees or those of PGM Joint Ventures is party to an agreement with a prior employer with respect to confidentiality or a covenant not to compete or non-solicitation which is still in force and effect.

              4.29   REFERRAL SOURCES; INVESTORS.  Except as set forth on
Schedule 4.29, PGM has not been advised that any of its loan officers, referral sources or investors intend to cease doing business with PGM which cessation in the aggregate or otherwise could have a material adverse effect on the Business, financial condition or prospects of PGM or those of the PGM Joint Ventures.

              4.30 BANK ACCOUNTS. Schedule 4.30 sets forth a complete list of each financial institution in which PGM and the PGM Joint Ventures have an account or safe deposit box, together with a list of all assets held in such box as of the date set forth in Schedule 4.30, the number of each such account or box and the names of all persons authorized to draw thereon, to give instructions with respect thereto or to have access thereto.

              4.31 POWERS OF ATTORNEY. Except as set forth in Schedule 4.31, there are no outstanding powers of attorney executed on behalf of PGM or any PGM Joint Venture.

              4.32 PERSONAL GUARANTEES. Schedule 4.32 describes all guaranties of Sellers of any obligations of PGM (the "Personal Guaranties").

              4.33 BROKERAGE FEE. Except for the arrangements with the STRATMOR Group, the terms of which have been fully disclosed to Purchaser, neither Sellers nor PGM have engaged any investment banker, finder, broker or similar agent with respect to the transactions contemplated by this Agreement which may give rise to any brokerage fee, finder's fee, commission or similar liability on the part of Sellers, PGM or Purchaser.

              4.34 FULL DISCLOSURE. The representations and warranties of Sellers contained in this Agreement, all schedules prepared for this Article by or on behalf of Sellers and elsewhere described herein (the "Disclosure Schedules") and the documents executed and delivered to Purchaser pursuant hereto, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

              4.35 BUSINESS RECORDS. No material records of accounts, personnel records or other business records related to the Business have been destroyed within the last five (5) years, other than in the ordinary course of business consistent with past practices, and, there exists no such records other than those records delivered by Seller and PGM to Purchaser at the Closing on the Closing Date.

                                      ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

       Purchaser represents and warrants to Sellers, on the date hereof and on the Closing Date, as follows:

              5.1 ORGANIZATION AND STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and has full corporate power and authority to enter into and perform this Agreement and consummate the transactions contemplated hereby. Schedule 5.1 hereto contains a complete and accurate list of the officers and directors of Purchaser.

              5.2 NO RESTRICTIONS; AUTHORIZATION; BINDING EFFECT; APPROVAL OF CHANGE OF CONTROL. Purchaser is not subject to any material restriction, agreement, law, rule, regulation, ordinance, code, writ, injunction, award, judgment or decree which would prohibit or be violated by the execution and delivery hereof or the consummation of the transactions contemplated hereby. Purchaser has all necessary power and authority and has taken, or will have taken prior to the Closing, as applicable, all action necessary to execute and deliver this Agreement and the instruments, documents and agreements to be executed and delivered pursuant hereto, to consummate the transactions contemplated by this Agreement and to perform its obligations under this Agreement and the instruments, documents and agreements to be executed and delivered pursuant hereto. This Agreement and each of the instruments, documents and agreements to be executed and delivered pursuant hereto has been duly executed and delivered by Purchaser, and each constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditor's rights generally and subject to the availability of equitable remedies. Except as provided otherwise in this Agreement and as set forth on Schedule 5.2, Purchaser is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

              5.3 NONCONTRAVENTION. Neither the execution and delivery of this Agreement by Purchaser nor the consummation of the transactions contemplated hereby and thereby will (a) violate any statute, regulation, rule, judgment, order, decree, stipulation or injunction to which Purchaser is subject, (b) conflict with or result in a breach of the provisions of the Articles of Incorporation or By-laws of Purchaser, as amended to date, or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any person or entity the right to accelerate, terminate, modify or cancel any contract, lease, license, indenture, agreement, mortgage, instrument of indebtedness or other instrument to which Purchaser is a party or by which Purchaser or any property of Purchaser is bound.

              5.4 CAPITALIZATION. The authorized capital Stock of Purchaser consists of 1,000,000 shares of Common Stock, of which 101,000 were issued and outstanding as of the date hereof.

              5.5 CAPITAL STRUCTURE. The only record and beneficial owners of the Stock as of the date hereof are set forth on Schedule 5.5 and
Schedule 5.5 hereto accurately sets forth the number of authorized and issued and outstanding shares of Stock of Purchaser. All such issued and outstanding shares of Stock are duly authorized, validly issued and outstanding, and are fully paid and non-assessable. Except as set forth in said Schedule 5.5, no other class or series of Stock is presently authorized.
 Except as set forth in Schedule 5.5, there is no obligation, option or warrant which is binding upon Purchaser to issue, sell, redeem, purchase or exchange any of its Stock or any right relating thereto, and there are no obligation, debt, liability or security of Purchaser is convertible into Stock of Purchaser and there are no outstanding stock appreciation rights, phantom stock or similar rights or agreements to pay a percentage of profits, revenue of volume of loans originated, brokered or assigned.

              5.6 AUTHORIZATION FOR COMMON STOCK ISSUED BY PURCHASER. Purchaser has taken all action necessary to permit it to issue the number of shares of Stock required to be issued pursuant to the Agreement at Closing. The Stock issued pursuant to the Agreement at Closing, will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of Purchaser will have any preemptive right of subscription or purchase in respect thereof.

              5.7 FINANCIAL STATEMENTS. The consolidated financial statement dated December 31, 1997 set forth in Purchaser's audited financial statements, including the balance sheets as of said date and the statements of income, statements of stockholder's equity and statements of cash flow, and unaudited financial statements for the first quarter of 1998, all previously delivered to Sellers, have been prepared from the books and records of Purchaser in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the consolidated financial position of Purchaser and its consolidated subsidiaries as of its dates included therein, and the results of operations, changes in equity and cash flows of Purchaser for the periods covered by such financial statements.

              5.8 NO MATERIAL ADVERSE CHANGE OR EXTRAORDINARY DIVIDENDS OR DISTRIBUTIONS. Since December 31, 1997, there has been no material adverse change in the business of Purchaser or any dividend, payment or other distribution with respect to any of the Stock of Purchaser, other than (i) a distribution to the shareholders of Purchaser in January, 1998 in the amount of $600,000, and (ii) distributions in the amount of $514,000 required to pay estimated first quarter 1998 taxes and (iii) distributions required in the ordinary course of business.

              5.9 NO SUBSIDIARIES. Except as set forth on Schedule 5.9, Purchaser does not own any shares of or equity interest in any corporation, partnership, limited liability company, joint venture, association (excluding memberships in trade associations) or other entity and the execution and delivery of this Agreement and consummation of the transactions contemplated thereby and hereby do not and will not violate or conflict with or create a default under, or give the counterparty to such agreement the right to terminate, the agreements governing any of the joint ventures set forth on
Schedule 5.9.

              5.10 CORPORATE RECORDS AND ACTION. Purchaser has previously furnished to Purchaser a copy of the Articles of Incorporation and all amendments thereto of Purchaser, and prior to the Closing shall furnish to Purchaser a copy of the foregoing, certified as being true, correct and complete by the Secretary of State of Illinois. Purchaser has previously furnished to Sellers a complete copy of the By-laws and all amendments thereto of Purchaser, and prior to the Closing shall furnish to Sellers a copy of such By-laws and all amendments thereto, certified by the Secretary of Purchaser. Purchaser has previously made available to Sellers the complete minute books of Sellers. As of the Closing, all corporate actions taken by the shareholders, Board of Directors or any committee of the Board of Directors of Purchaser is fairly and accurately summarized in all material respects in the minute books of Purchaser. Purchaser has previously made available to Sellers the stock ledger books of Purchaser. All issuances, cancellations, transfers and exchanges of capital stock of Purchaser as of the Closing are reflected in its stock ledger books.

              5.11 EVENTS SINCE DECEMBER 31, 1997. Since December 31, 1997, except as disclosed on Schedule 5.11, there has not been:

                     (a) Any casualty damage, destruction, loss or forfeiture (whether or not covered by insurance) or adverse change, actual or threatened, to or affecting (i) any material property or asset of Purchaser, or (ii) the material business or condition (financial or other) of Purchaser, or (iii) the material results of operations or prospects of Purchaser;

                     (b) Any direct or indirect redemption, purchase or other acquisition by Purchaser of any capital stock of Purchaser, or any declaration, setting aside or payment of any dividend or distribution with respect to any capital stock of Purchaser;

                     (c) Any material increase in the compensation or benefits (including bonuses) payable or to become payable by Purchaser to any of its respective directors, officers, employees or agents, other than increases in the ordinary course of Purchaser's business to persons receiving annual compensation of greater than Eighty Thousand Dollars ($80,000.00), including increases in commission compensation to employees compensated solely on a commission basis;

                     (d) Any contractual commitment by Purchaser to any third party, other than as provided in this Agreement or arising in the ordinary course of Purchaser's business, relating to the acquisition or disposition of material property or assets (including, without limitation, any leasehold estate) of Purchaser;

                     (e) Any transaction, other than at arm's length in the ordinary course of business, between Purchaser and any shareholder, director, officer or affiliate of Purchaser or any affiliate of any such officer, director or shareholder;

                     (f) Any waiver or surrender by Purchaser of any valuable right or property other than for fair consideration;

                     (g) Any material change in the manner in which Purchaser operates its Business which has had or may reasonably be expected to have an adverse effect on the assets or properties, liabilities, condition (financial or other) or results of operations of Purchaser;

                     (h) Any material change in any accounting policies, procedures or practices employed with respect to Purchaser;

                     (i) Any sale of any of any material assets of Purchaser, other than sales of loans in the ordinary course of business;

                     (j) Any redemption or purchase of (i) any Stock of Purchaser or, (ii) any option to purchase Stock of Purchaser;

                     (k) Any issuance of any options, warrants or other rights to purchase Stock of Purchaser; or

                     (l) Any other material transaction other than in the ordinary course of business consistent with past practices.

              5.12   TAXES.

                     (a) Except as disclosed in Schedule 5.12, Purchaser has filed all returns and/or reports relating to Taxes (as hereinafter defined) which Purchaser was required to file prior to the date of this representation (collectively the "Prism Tax Returns"). All Taxes owed by Purchaser have been paid.

                     (b) Proper and accurate amounts have been withheld by or on behalf of Purchaser with respect to all compensation paid to employees of Purchaser for all periods ending on or before the Closing Date. Purchaser has required each employee who exercised an option to purchase Stock to pay to Purchaser cash in an amount sufficient to satisfy in full Purchaser's obligation to withhold Federal, state or local income or other taxes incurred by reason of such exercise. All deposits required with respect to compensation paid to employees of Purchaser have been made in compliance with applicable laws.

                     (c) Purchaser has not made any payment, and is not obligated to make any payment, and is not a party to any agreement that could obligate it to make any payment that will not be deductible (in whole or in part) for Federal income tax purposes by reason of Section 280G of the Code or under Proposed Treasury Regulation Section 1.280G-1. No provision of this Agreement, the Agreement of Closing or any agreement executed and delivered pursuant hereto or thereto obligates Purchaser to make any payment in the nature of compensation that will not be deductible (in whole or in part) for federal income tax purposes by reason of Section 280G of the Code or under Proposed Treasury Regulation Section 1.280G-1.

                     (d) Purchaser has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                     (e) Except as set forth on Schedule 5.12(e), none of Purchaser's tax returns has been audited or is currently the subject of an audit by a governmental agency. Except as set forth on Schedule 5.12(e), Purchaser has not received any notice of a deficiency or proposed deficiency in any of the taxes paid by Purchaser and Purchaser has not entered into any settlements or tax agreements, and has not been the subject of audits or proceedings by any federal or state taxing authority.

              5.13 TITLE TO ASSETS. Purchaser owns all its assets free and clear of any mortgage, pledge, lien, encumbrance or other security interest, other than liens for real estate taxes not yet due or payable, liens for capitalized leases entered into in the ordinary course of business and the liens described in Schedule 5.13. Purchaser does not own and has not in the past owned any real property.

              5.14 CONDITION OF ASSETS. The personal property owned and leased by Purchaser is in good operating condition and repair, ordinary wear and tear excepted. The real estate leased by Purchaser is in good condition and Purchaser is not obligated to perform any material repairs or maintenance to such real estate.

              5.15 ACCOUNTS RECEIVABLE; NOTES RECEIVABLE. The accounts receivable and notes receivable set forth in the financial statements of Purchaser for the period ended December 31, 1997 and the material accounts receivable of Purchaser arising after that date represent valid claims payable to Purchaser for the provision of services or other charges arising in the ordinary course of business of Purchaser on or before the date thereof. Each of the account receivables or note receivables on such Financial Statements, constitute valid claims arising from bona fide transactions in the ordinary course of Purchaser's business and are not subject to any claim for set-off, reduction or rebate.

              5.16 LITIGATION; REGULATORY EXAMINATION. Except as set forth on Schedule 5.16, Purchaser is not (a) subject to any outstanding injunction, judgment, order, decree, ruling, memorandum of understanding, cease and desist order or administrative sanction or (b) a party or, to the knowledge of Purchaser, threatened to be such a party to any action, suit, proceeding, hearing, audit, investigation, initial investigation or criminal proceeding of or before any grand jury, court, quasi-judicial agency, administration agency or arbitration, and during the past five years, Purchaser has not been audited or investigated by any instrumentality, commission, division, subdivision, department, agency or procuring office or other entity of the federal or state government other than routine examinations by federal and state regulators, and such routine examinations have not revealed any material non-compliance with law, regulation or applicable standards.

              5.17 INSURANCE. Purchaser maintains and has maintained such insurance as is required by law and such other insurance, in amounts and insuring against hazards and other liabilities, as is customarily maintained by companies similarly situated.

              5.18 COMPLIANCE WITH CONSUMER LAW. Purchaser has complied with all applicable material laws, rules, regulations, ordinances and codes, whether federal, state, local or foreign and, including, without limitation, all laws and regulations relating to occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious, age and other prohibited discrimination, all labor laws, including, without limitation, the Family and Medical Leave Act, and all licensure, disclosure, usury and other consumer credit laws and regulations governing residential mortgage lending and brokering, including, but not limited to, all applicable rules, regulations, standards and guidelines promulgated by HUD, GNMA, FHLMC, FNMA and VA and the Board of Governors of the Federal Reserve System, the state agencies and all applicable provisions of Consumer Credit Law, and, except as set forth on Schedule 5.18, no notice or correspondence (whether regarding litigation, regulatory action or otherwise) has been received by Purchaser from or on behalf of consumers which is likely to have a material adverse effect on Purchaser's business or the manner in which it conducts its business or notice from any regulatory agency in which such regulatory agency alleges noncompliance with any Consumer Credit Law or other applicable law. Purchaser has complied with all applicable appraisal and accounting standards.

              5.19 LICENSES AND PERMITS. Purchaser has obtained all licenses, permits, qualifications, franchises and other governmental authorizations and approvals, including, without limitation, all state mortgage brokers and mortgage bankers licenses and, as applicable, approvals by HUD, FHLMC, GNMA, FNMA and the VA, required in order for it conduct the businesses as presently conducted, all of which are listed on Schedule 5.19 hereto. All of such licenses, permits, qualifications, franchises and other authorizations are in full force and effect and will remain in full force and effect immediately after the Closing and shall not be violated by or affected, impaired or require any further action to remain effective as a result of the Closing. No material violation exists in respect of any such license, permit, qualification, franchise, authorization or approval. No proceeding is pending, or to the knowledge of Purchaser, threatened to revoke or limit any such license, permit, qualification, franchise, authorization or approval.

              5.20 LABOR RELATIONS. Purchaser is not a party to or bound by any collective bargaining agreement. There is no current union organizational activity with respect to the employees of Purchaser and there has not been any such activity in the past twelve months. No allegation, charge or complaint of age, disability, sex, race or other unlawful discrimination or similar charge whether under federal, state or local law, or of any violation of the Americans with Disabilities Act, has been made or, to the knowledge of Purchaser, threatened against Purchaser.

              5.21 BROKERAGE FEE. Except for the arrangements with the STRATMOR Group, the terms of which have been fully disclosed to Sellers, neither Purchaser nor any of its shareholders has engaged any investment banker, finder, broker or similar agent with respect to the transactions contemplated by this Agreement which may give rise to any brokerage fee, finder's fee, commission or similar liability on the part of Purchaser.

              5.22 FULL DISCLOSURE. The representations and warranties of Purchaser contained in this Agreement, the Schedules and the documents executed and delivered to Shareholders pursuant hereto, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

              5.23   WAREHOUSE LINE AND GESTATION REPO LINE TERMS.  Schedule
5.23 provides a full and complete list of the terms of all of Purchaser's warehouse line and gestation repo line arrangements including maximum lending limits, rates and rate adjustments and any other information pertinent to such agreements.

                                      ARTICLE 6

                                 COVENANTS OF SELLERS

       Sellers, with respect to PGM, hereby covenant to Purchaser the following, from the date hereof through the Closing:

              6.1 CONDUCT OF BUSINESSES; NOTIFICATION OF BREACHES IN REPRESENTATIONS OR WARRANTIES. Until the Closing, except as required or specifically contemplated by this Agreement, the Sellers and PGM covenant that PGM and the PGM Joint Ventures will conduct the Business in the ordinary and usual course of business, consistent with past practices, and shall use its best efforts to preserve the goodwill of its employees, representatives and suppliers. PGM will promptly notify Purchaser in writing if PGM is advised that any of the loan officers, referral sources or investors of PGM or PGM Joint Ventures intends to cease doing business with PGM or PGM Joint Ventures because of the Closing or the announcement thereof or otherwise which cessation either alone or when aggregated with other such cessations could have a material adverse effect on the Business, financial condition or prospects of PGM or PGM Joint Ventures.

              6.2 NOTIFICATION OF BREACH OF REPRESENTATION, WARRANTY OR COVENANT. The Sellers will notify Purchaser immediately if any of the representations, warranties or covenants in Section 4 hereof become untrue in any material respect, and shall make immediate efforts to correct or cure such breach.

              6.3 FOREBEARANCES BY PGM. Except as contemplated by this Agreement or consented to by Purchaser in writing, during the period from the date hereof through the Closing, the Sellers covenant that PGM shall not:

                     (a) authorize or effect any change in its charter or by-laws;

                     (b) grant any option, warrant or other right to purchase or obtain any of its capital stock, or issue, sell or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options presently outstanding and in accordance with the respective terms thereof);

                     (c) declare, set aside or pay any dividend or distribution with respect to its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock;

                     (d) create, incur, assume or guaranty any indebtedness for borrowed money other than indebtedness incurred in the ordinary course of business including, without limitation, under any warehouse line of credit;

                     (e) grant any lien, pledge, security interest or other encumbrance upon any of its assets other than capitalized leases permitted under
Section 4.11(k);

                     (f) make any capital expenditure except capital expenditures incurred in the ordinary course of business which do not exceed $20,000 for any single item or group of related items;

                     (g) make any loan to or investment in, or acquire any securities or assets of any other person or entity, except for mortgage loans made in the ordinary course of business made under the same standards and guidelines as such loans were made prior to December 31, 1997;

                     (h) increase the rate of compensation or materially increase the benefits payable or to become payable to any of its directors, officers or employees

(other than raises made in the ordinary course of business to employees who are not directors or officers provided that such raise to any such employee shall not exceed 10% of the base compensation of such employee in effect at December 31, 1997 and an increase in the annual salary of Carol Asnault, VP/Accounting, from $51,900 to $60,000 effective April 1, 1998) or make any material change in any of the terms of employment of any of its directors, officers or employees;

                     (i) change any material accounting policies, procedures or practices employed by it;

                     (j) sell any of its assets, other than sales of loans in the ordinary course of business where applicable pursuant to appropriate guidelines of the governing federal agency or issue, sell, encumber or give any option or right to purchase any shares of PGM's capital stock or other securities;

                     (k)    amend any Tax Return;

                     (l) enter into any material contract, agreement or lease other than in the ordinary course which would be required to be disclosed hereunder without Purchaser's consent which consent shall not be unreasonably withheld, or make any change in any existing contracts, agreements or leases other than in the ordinary course of business without Purchaser's consent which consent shall not be unreasonably withheld;

                     (m) pay or discharge any long-term liability other than in accordance with its terms;

                     (n) take or omit to take any action, the effect of which act or omission would render inaccurate any of the representations and warranties set forth in Article 4 herein as of the Closing Date;

                     (o) implement or agree to any implementation of or amendment or supplement to any employee profit sharing, pension, bonus, commission, incentive, retirement, medical reimbursement, life insurance, deferred compensation or any other employee benefit plan or arrangement; or

                     (p)    agree or commit to do any of the foregoing.

              6.4 GOOD FAITH NEGOTIATIONS. Sellers agree to negotiate and proceed in good faith to promptly consummate the transactions hereunder.

              6.5 ACQUISITION PROPOSALS. Neither Sellers, PGM nor the PGM Joint Ventures nor any of PGM's or the PGM Joint Ventures' respective officers, directors, members, managers, employees, representatives or agents, shall (a) directly or indirectly take (nor shall PGM or any PGM Joint Venture permit any of their respective officers, directors, members, managers, employees, investment bankers, attorneys, accountants or other agents or affiliates to take) any action to encourage, solicit, initiate or otherwise facilitate the submission by a third party of, or negotiate or enter into any agreement with a third party with respect to, a proposal to acquire, directly or indirectly, any of the capital stock of PGM or the partner, joint venture or other ownership interest of any PGM Joint Venture, whether by stock purchase, merger, sale of shares of capital stock, or partnership or membership interest or by license agreement or otherwise or sale of any material portion of its assets (except sales of loans in the ordinary course of business) (any such submission, negotiations or agreement called an "Acquisition Proposal"), and Sellers, PGM or the PGM Joint Ventures, as applicable, shall immediately terminate any current negotiations and contacts, or (b) disclose directly or indirectly to any person preparing to make an Acquisition Proposal any confidential information regarding PGM or any PGM Joint Venture, or (c) enter into any understanding, agreement or commitment with any third party providing for a business combination, equity investment, or sale or license of any significant assets of PGM or any PGM Joint Venture. Upon receipt of any such Acquisition Proposal by any third party, Sellers shall promptly advise Purchaser of the proposal and provide it copies of all materials pertaining thereto. If the parties have not consummated the Closing prior to July 5, 1998 for any reason other than due to the failure to obtain State Required Regulatory Approvals, then, subject to the obligation to negotiate in good faith set forth in Section 6.4 above, the provisions of this Section 6.5 shall be void with respect to any Acquisition Proposal first received after such date.

              6.6 CONSENTS. Prior to the Closing, Sellers and PGM shall use reasonable efforts to obtain the consents, waivers and other approvals, which may be required from any lender, lessor or non-government customer in order to effectuate the Closing.

              6.7 GOVERNMENT APPROVAL. Promptly following the execution of this Agreement, PGM with the reasonable cooperation of Purchaser and the Sellers shall in good faith notify and with the assistance of Purchaser as provided in Section 7.4, make best efforts to obtain approvals from the States of Massachusetts, Nevada and Washington and the District of Columbia (the "Required Regulatory Approvals") and the States of Florida, Georgia, Michigan and Virginia (the "Other State Regulatory Approvals") and to the extent otherwise required or appropriate under applicable law all other governing federal and state agencies regarding the transactions contemplated by this Agreement to the extent such notice or approval is required by applicable law. PGM shall immediately notify Purchaser if PGM receives any inquiry from such agencies regarding the Closing or any indication that PGM's licensed status with such agency will be impaired by the Closing. PGM's reasonable costs of obtaining such consents, including but not limited to those of outside counsel, shall be costs payable by PGM pursuant to Section
12.2. To the extent such costs incurred prior to Closing (exclusive of Purchaser's costs pursuant to Section 7.4) when aggregated with other costs described in Section 12.2 exceed the $[*] maximum set forth in Section 12.2, the costs of PGM shall be borne by Sellers. All costs of obtaining the foregoing approvals and consents incurred after Closing shall be borne by PGM.

              6.8 ADDITIONAL FINANCIAL STATEMENTS. PGM shall furnish to Purchaser unaudited financial statements for PGM for each month which closes more than 25 days prior to the Closing within 25 days after the end of such month. Such financial statements shall be certified by the Chief Financial Officer or Treasurer of PGM, in his or her capacity as such, as having been prepared in accordance with generally accepted accounting principles on a basis consistent with the Financial Statements and as fairly presenting the financial position of PGM as of their respective dates and the results of its operations for the periods then ended (subject in the case of the monthly financial statements to normal year end adjustments which, in the aggregate, are not material).

              6.9 SUPPLEMENTS TO SCHEDULES. From time to time after the date hereof and prior to the Closing Date, PGM will promptly supplement or amend the Disclosure Schedules with respect to any matter which PGM deems necessary or advisable to include therein. However, no such supplement or amendment of the Disclosure Schedules shall be deemed to cure any breach of any representation or warranty made in this Agreement even if Purchaser proceeds with the Closing. Notwithstanding any supplement or amendment to the Schedules, Purchaser shall be entitled to its rights and remedies under
Section 10.3 and Section 11.1.

       Sellers shall have no liability under Section 10.3 or 11.1 hereof for Ordinary Course Disclosures. As used herein, "Ordinary Course Disclosures" mean supplements to the Disclosure Schedule to reflect (a) events which occur after the date hereof which are required to be disclosed pursuant to Section
4.11 and to which Purchaser has consented pursuant to Section 6.3, and (b) contracts entered into in the ordinary course of business after the date hereof which are required to be disclosed pursuant to Section 4.17 and to which Purchaser has consented.

              6.10 CONSENTS OF THIRD PARTIES. On or prior to the Closing Date, Sellers, at their expense, shall obtain or cause to be obtained all consents and other approvals of all lessors, lenders, governmental authorities and other third parties including, without limitation, any spousal consents which are required to be obtained by Sellers, PGM or PGM Joint Ventures as a result of the transactions contemplated by this Agreement, which consents and approvals shall continue each applicable lease, loan or other arrangement related to PGM on substantially identical terms as exist on the date hereof. The reasonable costs of obtaining such consents, including but not limited to those of outside counsel, shall be costs payable by PGM pursuant to Section 12.2. To the extent such costs when aggregated with other costs described in Section 12.2 exceed the $[*] maximum set forth in Section 12.2, such costs incurred prior to Closing shall be borne by Sellers.

              6.11 TRANSFER OF SHARES. At the Closing, Sellers shall cause the certificate or certificates for the Shares to be delivered to Purchaser, duly endorsed for transfer or with executed stock powers attached.

              6.12 GUARANTEES AND COLLATERAL PLEDGES. Except for those guaranties set forth on Schedule 6.12, Sellers acknowledges that PGM has not guaranteed the indebtedness of any affiliates of Sellers other than PGM or such PGM Joint Venture, itself (collectively the "Affiliate Guarantees") at any banks or lending institutions or otherwise which have not been terminated, cancelled and of no further force or effect, and any security interest or lien right or security interest which such bank or lending institution had or may have had with respect to the Affiliate Guarantees have been released. At the Closing on the Closing Date, Sellers shall deliver to Purchaser written evidence of the termination of any Affiliate Guarantees and any liens or security interests securing such Affiliate Guarantees. Except for Personal Guaranties, Sellers have not guarantied the indebtedness of PGM or the PGM Joint Ventures.

              6.13 SUBORDINATION. At Closing, Sellers covenant to cause the obligees on the Sellers' Indebtedness and the Willat Indebtedness to be subordinated to other indebtedness of Purchaser whether now existing or hereafter arising which subordination shall be evidenced by subordination agreements or such other documentation which shall be in form and substance acceptable to Purchaser and Purchaser's lender or lenders, provided that, in lieu of the foregoing subordination with respect to the Willat Indebtedness, such Willat Indebtedness, at Purchaser's option, shall be repaid from PGM's capital.

                                      ARTICLE 7

                               COVENANTS OF PURCHASER

       Purchaser hereby covenants to Sellers that from the date hereof through the Closing as follows:

              7.1 NOTIFICATION OF BREACH OF WARRANTY OR COVENANT. Purchaser will notify Sellers immediately if any of the warranties or covenants in Section 5 hereof become untrue in any material respect and shall make immediate efforts to correct or cure such breach.

              7.2 FOREBEARANCES BY PURCHASER. Except as contemplated by this Agreement or consented to by Sellers in writing, during the period from the date hereof through the Closing, Purchaser covenants that it shall not:

                     (a) authorize or effect any change in its charter or by-laws;

                     (b) declare, set aside or pay any dividend or distribution with respect to its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock;

                     (c) increase the rate of compensation or materially increase the benefits payable or to become payable to any of its directors, officers or employees

(other than raises made in the ordinary course of business to employees who are not directors or officers provided that such raise to any such employee shall not exceed 10% of the base compensation of such employee in effect at December 31, 1997) or make any material change in any of the terms of employment of any of its directors, officers or employees;

                     (d) change any material accounting policies, procedures or practices employed by it;

                     (e) sell any of its assets, other than sales of loans in the ordinary course of business where applicable pursuant to appropriate guidelines of the governing federal agency or issue, sell, encumber or give any option or right to purchase any shares of Purchaser's capital stock or other securities;

                     (f)    amend any Prism Tax Return;

                     (g) pay or discharge any long-term liability other than in accordance with its terms;

                     (h) implement or agree to any implementation of or amendment or supplement to any employee profit sharing, pension, bonus, commission, incentive, retirement, medical reimbursement, life insurance, deferred compensation or any other employee benefit plan or arrangement; or

                     (i)    agree or commit to do any of the foregoing.

              7.3 GOOD FAITH NEGOTIATIONS. Purchaser agrees to negotiate and proceed in good faith to promptly consummate the transactions hereunder.

              7.4 GOVERNMENT APPROVALS. Prior to the Closing, Purchaser shall use reasonable efforts to cooperate with Purchaser in obtaining the Required Regulatory Approvals, the Other State Regulatory Approvals and the other consents, waivers and other approvals set forth in Section 6.7. Purchaser shall cause PGM to bear all costs of obtaining the Required Regulatory Approvals and the Other State Regulatory Approvals incurred after the Closing.

                                      ARTICLE 8

                                   JOINT COVENANTS

              8.1 ACCESS AND INFORMATION. Each of the Sellers and Purchaser will afford to the other and its Representatives (as hereinafter defined) such access during normal business hours throughout the period prior to the Closing Date to its, and in the case of the Sellers', PGM's or the PGM Joint Ventures' books records, offices, and other facilities and to its shareholders, officers, directors, employees, investment bankers, attorneys, accountants and other agents or affiliates as the other party may reasonably request, provided that such investigation shall not unreasonably interfere with such party's ability to conduct its business in the ordinary course and that neither party shall contact any of the other party's key employees, vendors, or customers without first obtaining consent of the other party, which consent shall not be unreasonably withheld. No investigation or absence of investigation by Purchaser of PGM and the PGM Joint Ventures or by Seller of Purchaser prior to the date hereof or pursuant to this Section shall be deemed to modify any of the representations or warranties contained herein.

                     (a) All Information (as hereinafter defined) disclosed to a Recipient (as hereinafter defined) and its Representatives shall be utilized by the Recipient and its Representative for the sole purpose of evaluating the Closing and shall be kept confidential until the Closing is consummated. In the event the Closing is not consummated, each Recipient and its Representatives shall continue to keep the Information confidential and shall not directly or indirectly utilize such Information in any way detrimental to the Disclosing Party.

                     (b) As used herein, "Disclosing Party" means Purchaser, PGM, or the Sellers, whichever discloses Information (as hereinafter defined), and "Recipient" means Purchaser, its subsidiaries, Purchaser or the Sellers, whichever is receiving Information from a Disclosing Party.

                     (c) As used herein, "Information" means all information delivered by or on behalf of a Disclosing Party, its subsidiaries or their respective officers, directors, employees and/or agents to the Recipient or its Representatives before or after the date of this Agreement, whether orally or in writing, and all reproductions, copies, notes, analyses, compilations, studies, interpretations or other documents prepared by the Recipient or others which contain, are based upon, or otherwise reflect such information, but does not include any information which at the time of disclosure to the Recipient or thereafter (i) is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by the Recipient or its Representatives), (ii) was available to the Recipient on a nonconfidential basis from a source other than the Disclosing Party and its subsidiaries and Representatives, provided that such source is not, and was not, bound by a confidentiality agreement with the Disclosing Party or another party or otherwise prohibited from transmitting such information by a contractual, legal or fiduciary obligation to the Disclosing Party, its subsidiaries or another party, or (iii) has been independently acquired or developed by the Recipient as shown by written records without violating any of the Recipient's obligations under this Agreement.

                     (d) As used herein, "Representatives" mean those directors, officers, employees, representatives, auditors, legal counsel, advisors and other authorized representatives of the Recipient who need to know Information for the purpose of evaluating the Recipient's participation in the Closing (it being understood that prior to any disclosure of Information by a Recipient to any Representative, the Recipient will inform such Representative of the confidential nature of the Information and obtain from such Representative an agreement to be bound by the terms of this Section to the same extent as if such Representative had joined this Agreement for the purpose of agreeing to be bound by this Section). A Recipient shall be responsible for any breach of the terms of this Section by any of its Representatives.

                     (e) If a Recipient or any of its Representatives becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Information, or reasonably determines that such disclosure is required in order to defend itself against a legal proceeding brought by a third party, the Recipient shall provide the Disclosing Party with prompt prior written notice of such requirement or determination so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section. In the event that such protective order or other remedy is not obtained, or that the Disclosing Party waives compliance with the provisions of this Section, the Recipient shall exercise reasonable commercial efforts to obtain assurance that confidential treatment will be accorded such Information. The provisions of this paragraph shall not apply to Purchaser and its Representatives after the Closing.

                     (f) If the Closing is not consummated, each Recipient will return to the Disclosing Party all copies of Information in the Recipient's possession or in the possession of its Representatives, and each Recipient will destroy all copies of any analyses, compilations, studies or other documents prepared by such Recipient or for its use containing or reflecting any Information.

              8.2 PUBLICITY. Neither Purchaser nor Sellers shall announce or disclose publicly the terms or provisions hereof without the prior written approval of the other party, except such disclosure as may be required under securities law or common law (subject to giving the other party notice as promptly as possible of the intention to make such disclosure and providing the other party an opportunity to review the wording of such disclosure), and disclosure to its attorneys, accountants, lenders, bankers, investment bankers, government agencies and employees.

              8.3 SHAREHOLDERS AGREEMENT. Purchaser and Sellers shall enter into the Shareholders Agreement.

              8.4 EMPLOYMENT AGREEMENTS. At the Closing, Purchaser and each of Barbera and Osenton shall enter into their respective Executive Employment Agreements in the form annexed hereto as Exhibit "C" and "D", respectively (the "Employment Agreements").

              8.5 OTHER DOCUMENTATION. At the Closing, Sellers shall deliver all the Shares, together with stock powers and all other documents required or appropriate to effect the transactions contemplated hereby.

                                   ARTICLE 9

                       CONDITIONS TO OBLIGATION TO CLOSE

              9.1 MUTUAL CONDITIONS. The obligations of each party to effect the Closing shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                     (a) LITIGATION. Immediately prior to the Closing, there shall be no material action or proceeding initiated by any governmental agency or third party which seeks to restrain, prohibit or invalidate the transactions hereunder or to recover substantial damages or other substantial relief with respect thereto, and no injunction or restraining order shall have been issued by any court restraining, prohibiting or invalidating the transactions hereunder.

                     (b) SHAREHOLDERS AGREEMENT. Purchaser and the Sellers shall have entered into the Shareholders Agreement.

                     (c) EMPLOYMENT. Barbera and Osenton shall each have entered the respective Employment Agreement with PGM.

              9.2 CONDITIONS TO OBLIGATIONS OF PURCHASER TO EFFECT THE PURCHASE. The obligations of Purchaser to effect the Closing shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

                     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sellers set forth in Article 4 of this Agreement shall be true and correct on the date of this Agreement and as of the Closing Date. It being understood that Ordinary Course Disclosures and any breach of a representation or warranty disclosed to the Purchaser which in the reasonable discretion of the Purchaser has no material adverse effect (either alone or when aggregated with any other breach) on the ability to consummate the transaction, the value of PGM or the Business shall not constitute a breach of such representations and warranties. Purchaser shall have received a certificate, executed by the President and Executive Vice President of PGM, dated the Closing Date, to the effect that the representations and warranties of PGM set forth in Article 4 of this Agreement are true and correct on the date of this Agreement and, except as disclosed to Purchaser and accepted by Purchaser, as of the Closing Date, as if made again on and as of the Closing Date.

                     (b) PERFORMANCE OF OBLIGATIONS. The Sellers and PGM shall have performed all obligations required to be performed by it under this Agreement on and prior to the Closing Date, except for the failure to perform obligations which do not, in the reasonable discretion of the Purchaser have no material adverse effect on the ability to consummate the Closing and the Business of PGM. Purchaser shall have received a certificate executed by the President and Executive Vice President of PGM to that effect dated the Closing Date.

                     (c) DUE DILIGENCE. Purchaser shall have completed its due diligence investigation of PGM and nothing shall have come to Purchaser's attention in the course of such due diligence which causes Purchaser to determine not to proceed with the Closing.

                     (d) OPINION OF COUNSEL. Purchaser shall have received written opinion of Weiner, Brodsky, Sidman & Kider, P.C. and Daniel A. Gamer, both counsel to PGM, dated the Closing Date, in the form of Exhibit "F-1" and "F-2", respectively, hereto.

                     (e) EXECUTION AND DELIVERY OF ALL ANCILLARY DOCUMENTS. There shall have been executed by the parties thereto and delivered to Purchaser all other documents reasonably necessary to effect the transactions contemplated.

                     (f) REGULATORY APPROVAL. All Required Regulatory Approvals and any other applicable Federal and State agency approvals and consents, including all described in Section 6.7, shall have been obtained to the extent they are required or appropriate as a result of the change in control of PGM effected by the Closing.

                     (g) CONSENTS. PGM shall have received all consents, waivers and other approvals other than regulatory consents described in
Section 9.2(f) necessary in order for it to effect the Closing.

                     (h) CASUALTY. No casualty shall have occurred at the facilities of PGM as a result of which Purchaser reasonably expects that PGM will be unable to conduct its business in substantially the same manner as previously conducted for a period of at least thirty (30) days after the Closing Date.

                     (i) DELIVERY OF CORPORATE DOCUMENTS AND LIEN SEARCHES. Sellers, at their sole expense, shall have delivered to Purchaser:
(a) Certificates of Good Standing of PGM and any PGM Joint Ventures, dated within twenty (20) days of the Closing Date, for any state within which PGM or any PGM Joint Venture is qualified to do business as a foreign corporation as described in Section 4.2; (b) a certified copy of the Certificate of Incorporation and By-Laws, and all continuations thereof and amendments thereto, of PGM and of all joint venture agreements, partnership agreements, articles of organization, or other organizational documents of each PGM Joint Venture; and Purchaser shall at Purchaser's sole expense have obtained to its reasonable satisfaction lien searches under the Uniform Commercial Code and other applicable statutes for each County, and, where appropriate, other local jurisdictions in which PGM or any PGM Joint Venture maintains inventory or a place of business, as well as a judgment and tax lien search respecting PGM or any PGM Joint Venture in each such jurisdiction.

                     (j) CERTIFICATE OF SELLERS. Purchaser shall have received a certificate from Sellers dated as at the Closing Date: (a) certifying, without qualification or exception, that the conditions set forth in Sections 9.1 and 9.2 hereof have been fully satisfied; and (b) specifying in which respects, if any, the representations and warranties contained herein or in any certificate or other writing delivered pursuant hereto or in connection herewith are inaccurate on and as of the Closing Date. Such certificate shall be deemed a representation and warranty by Sellers.

Notwithstanding anything herein to the contrary, Purchaser may waive any of the foregoing conditions in Section 9.2 hereof, or to the extent such conditions are imposed on PGM or Shareholders, in Section 9.1, or at Purchaser's option, cure any such noncompliance with such conditions and subject to such limitations as provided in Section 11.1.

              9.3 CONDITIONS TO OBLIGATIONS OF SELLERS TO EFFECT THE CLOSING. The obligations of Sellers to effect the Closing shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser set forth in Article 5 of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made again on such date. PGM shall have received a certificate, executed by the President or an Executive Vice President of Purchaser, to the effect that the representations and warranties of Purchaser set forth in Article 5 of this Agreement are true and correct on the date of this Agreement and, except as disclosed to PGM, as of the Closing Date, as if made again on and as of the Closing Date.

                     (b) PERFORMANCE OF OBLIGATIONS. Purchaser shall at its own cost have performed all material obligations required to be performed by it under this Agreement prior to the Closing Date, and PGM shall have received a certificate executed by the President or an Executive Vice President of Purchaser to that effect dated the Closing Date.

                     (c) GENERAL COUNSEL. The General Counsel of Purchaser shall have delivered a legal opinion to Sellers in form and substance reasonably satisfactory to Sellers.

                     (d) REQUIRED REGULATORY APPROVALS. Sellers shall have obtained either (i) the Required Regulatory Approvals or, (ii) if the Required Regulatory Approvals have not been obtained, an Indemnification of Sellers by Purchaser, in form and substance reasonably acceptable to Purchaser and to Sellers, indemnifying Sellers for any and all losses personally caused Sellers (including but not limited to the payment of all penalties and reasonable attorneys fees) due to effecting the Closing without the Required Regulatory Approvals as defined in Section 6.7.

                     (e) CERTIFICATE OF PURCHASER. Sellers shall have received a certificate from Purchaser dated as at the Closing Date:
(a) certifying, without qualification or exception, that the conditions set forth in Sections 9.1 and 9.3(a), (b) and

(c) hereof have been fully satisfied; and (b) specifying in which respects, if any, the representations and warranties contained herein or in any certificate or other writing delivered pursuant hereto or in connection herewith are inaccurate on and as of the Closing Date. Such certificate shall be deemed a representation and warranty by Purchaser.

                                  ARTICLE 10

                            POST CLOSING COVENANTS

              10.1   POST CLOSING COVENANTS OF PURCHASER REGARDING FINANCING OF
PGM

                     (a) After the Closing, Purchaser will arrange warehouse lines reasonably necessary for the current and, to the extent necessary, the future operations of PGM and PGM Joint Ventures and will charge PGM quarterly a 15% per annum cost of capital to the extent additional capital is required in excess of capital generated by PGM from its operations to support the warehouse lines being used for the operations of PGM and of the PGM Joint Ventures. For purposes of determining whether additional capital is necessary, (i) PGM's Post Tax Net Income will be allocated to PGM's balance sheet and (ii) a leverage ratio will be assumed equal to the greater of (x) 20 to 1 and (y) the actual leverage ratio permitted under Purchaser's warehouse lines which determination shall be made at the end of each fiscal quarter.

       By way of example assume PGM's net worth as of the end of the first greater of 1998 is $1 million (giving PGM full credit in the calculation of its net worth for any distributions or dividends by PGM to Prism). Further assume that PGM generated $2 million of capital in the second quarter of 1998 (i.e. after tax estimated net income for such quarter) and that capital was not needed for operations or other purposes. Finally, assume that the maximum dollar amount of PGM loans outstanding on Purchaser's warehouse lines at any time during such quarter was $80 million. PGM would be charged a 15% per annum cost of capital on $1 million ($37,500 for the quarter) computed as follows:


 (80,000,000)
 ------------
       20      =    4,000,000


4,000,000   -   (2,000,000 + 1,000,000)   =   $1,000,000


$1,000,000   x   15% per annum = $150,000


$150,000  DIVIDED BY  4  =  $37,500


                     (b) After the Closing, if PGM identifies acquisition opportunities in Northern California, and Purchaser, in its reasonable discretion, approves such acquisitions, then Purchaser shall make capital available to PGM to implement such acquisition opportunities to the extent additional capital over and above that generated by and credited to PGM is required. PGM will be charged a 15% (per annum) cost of capital on such capital in excess of capital generated from operations after subtracting capital required to support warehouse lines described in 10.1(a) above. It is understood that, at the request of Purchaser, PGM shall make any filing required by Section 25.116 of the California General Corporate Law or otherwise, to assure that such 15% charge on capital shall not violate applicable usury law and that if it is determined by Purchaser that such rate is nonetheless violative of applicable law, the rate shall be reduced to a lawful rate.

       By way of example, assume PGM's net worth (calculated as described in Section 10.1(a)) as of the end of the last quarter of 1998 is $1 million. Further assume that PGM generated $2 million of capital in 1998 and that was not needed for operations or other purposes except $2.75 million of such capital was needed to support PGM's warehouse lines in accordance with
Section 10.1(a). If $1.5 million is needed to implement an acquisition, PGM will be charged a 15% (per annum) cost of capital on $1,250,000 ($187,500 for the quarter) computed as follows:

       PGM available capital = (2,000,000 + 1,000,000) - 2,750,000 = $250,000

       Additional capital = 1,500,000 - 250,000 = $1,250,000

       1,250,000 X 15% per annum = $187,500

       187,500 DIVIDED BY 4 = $46,875

It is understood that, at the request of Purchaser, PGM shall at its own cost make any filing required by Section 25.116 of the California General Corporate Law or otherwise, to assure that such 15% charge on capital shall not violate applicable usury law and that if it is determined by Purchaser that such rate is nonetheless violative of applicable law, the rate shall be reduced to a lawful rate.

              10.2 COVENANT NOT TO COMPETE AND NOT TO SOLICIT BY SELLERS SURVIVING CLOSING. The following covenants are made by Osenton and Barbera to Purchaser and PGM in consideration of the transaction contemplated by this Agreement, and it is expressly acknowledged and agreed by Osenton and Barbera that such covenants are material inducements for Purchaser to enter into this Agreement and to consummate the transaction contemplated hereby. In addition, Osenton and Barbera each acknowledge that PGM, Purchaser and their Affiliates have and will expend considerable time, money and resources in recruiting, training and developing the skills and abilities of their employees; developing business relationships with referral sources and customers so as to improve the goodwill of PGM; establishing branches of PGM, including, but not limited to, entering into long term leases for office space; and establishing and maintaining close business relationships between PGM's employees and PGM's customers. Osenton and Barbera each acknowledge and agree that PGM is entitled to protect its investment in the foregoing and to keep the results of its efforts for its exclusive use. Accordingly, Osenton and Barbera agree to the covenants and conditions set forth in Sections 10.2(a) through 10.2(g) hereof, and acknowledge and agree that they are necessary to preserve and protect the legitimate business interests of PGM, and shall be binding upon Osenton and Barbera during and after their respective employment with PGM in accordance with their terms:

                     (a) NON-COMPETITION. During Osenton's and Barbera's employment with PGM, pursuant to their respective Employment Agreements or otherwise under another employment agreement or arrangement with PGM, Prism or their Affiliates, and for the lesser of (i) a three (3) year period after their employment under the Employment Agreements or otherwise under another employment agreement or arrangement with PGM or its Affiliates is terminated by either party thereto, for any reason, and (ii) the longest period of time allowed by applicable law, Osenton and Barbera each covenant to not, directly or indirectly, compete with PGM or its Affiliates (including without limitation Purchaser and its Affiliates) with respect to the business (i.e., the residential mortgage lending and brokerage business) of PGM or its Affiliates (including without limitation Purchaser and its Affiliates), including any expansion of such business of PGM or its Affiliates (including without limitation Purchaser and its Affiliates), which occurs during the term of their employment, and any renewal term, including ancillary and related activities which occur during the term of the Employment Agreement or other employment agreement or arrangement with PGM, Purchaser or their respective Affiliates, in the geographic region which is the smaller of (i) all areas in which PGM or its Affiliates (including Purchaser and its Affiliates), conduct any of their residential mortgage operations and where they maintain branches, and (ii) the largest geographical area allowed by law. Competition, for the purpose of this Agreement, shall include, but not be limited to: (i) owning, maintaining, operating or engaging in the same or similar line of business as PGM or its Affiliates (including without limitation Purchaser and its Affiliates), or in any business which competes with PGM or its Affiliates (including without limitation Purchaser and its Affiliates); (ii) serving, advising, consulting with or being employed by any individual, firm, agency, partnership, company or corporation (including any pre-incorporated association) which engages in the same or similar business as PGM or its Affiliates (including without limitation Purchaser and its Affiliates), or which competes with PGM or its Affiliates (including without limitation Purchaser and its Affiliates); and (iii) undertaking any efforts or activities toward pre-incorporating, incorporating, organizing, financing or commencing any competing business or activity which engages in the same or similar line of business as PGM or its Affiliates (including without limitation Purchaser and its Affiliates), provided that upon the termination of Barbera's or Osenton's employment under their respective Employment Agreement between Barbera or Osenton and PGM, Barbera or Osenton may be employed by another mortgage company or become self-employed in their own business, solely in the position of a commissioned loan officer, provided that such employment shall not impair, abridge or otherwise affect Barbera's or Osenton's duties, covenants or obligations as to competition hereunder and with respect to solicitations of employees, agents, customers or referral
sources or otherwise under their re   spective Employment Agreement.

                     (b) NON-SOLICITATION OF EMPLOYEES OR AGENTS. Osenton and Barbera each hereby agree that, so long as either is employed by PGM under the Employment Agreement or otherwise, and for the lesser of (i) a three (3) year period after their employment is terminated for any reason, and (ii) the longest period of time allowed by law, he shall not engage in soliciting, diverting, hiring or inducing, or attempting to solicit, divert, hire or induce, directly or indirectly (whether on their own behalf, or that of any other person, business or entity) any employee or agent of PGM or of any Affiliate, including without limitation Purchaser and its Affiliates, who was employed by or under contract with PGM or any Affiliate, including without limitation Purchaser and its Affiliates, within three (3) years of the date of the termination of their employment thereunder, to terminate his or her relationship with PGM or any such Affiliate, including without limitation Purchaser and its Affiliates.

                     (c) NON-SOLICITATION OF CUSTOMERS AND REFERRAL SOURCES. Osenton and Barbera each hereby agree that so long as employed, and for the lesser of (i) a three (3) year period after their employment is terminated by either party hereto, for any reason, and (ii) the longest period of time allowed by law, they shall not, either directly or indirectly, engage in calling upon, soliciting, diverting or inducing, or attempting to call upon, solicit, divert or induce, and shall not, directly or indirectly, use any non-public information relating to a customer of PGM or its Affiliates, including without limitation Purchaser and its Affiliates, obtained during their employment with PGM for calling upon, diverting, soliciting or inducing, or attempting to call upon, divert, solicit or induce, any customer or referral source of PGM (except loan clients obtained through general marketing and clients with whom Osenton or Barbera, individually, had a specific prior relationship), or of any Affiliate, including without limitation Purchaser and its Affiliates, including any individual or entity which has done business with PGM or its Affiliates, including without limitation Purchaser and its Affiliates, at any time within the three (3) years preceding the termination of their employment hereunder
(i) to do business with a competitor of PGM or (ii) not to do business with PGM, or any of its Affiliates, including without limitation Purchaser and its Affiliates.

                     (d) ENFORCEMENT. Osenton and Barbera each recognize that the provisions of this Section 10.2 are vitally important to the continuing welfare of PGM and its Affiliates and that money damages constitute an inadequate remedy for any violation thereof. Accordingly, in the event of any such violation by Osenton, Barbera, PGM and its Affiliates, in addition to any other remedies they may have, shall have the right to institute and maintain a proceeding to compel specific performance thereof or to issue an injunction restraining any action by Osenton or Barbera in violation of this Section 10.2, without the necessity of posting a bond.

                     (e)    SURVIVAL OF COVENANTS.  The provisions of this
Section 10.2 shall survive termination of Osenton's and Barbera's employment for any reason. In addition, notwithstanding anything contained herein to the contrary, any Indemnification Claims because of a breach of this Section
10.2 shall not be subject to the Indemnification Threshold Amounts or Indemnification Cap contained in Section 10.3(b), provided that the covenants in this Section 10.2 shall not survive the dissolution of Purchaser except for a dissolution caused by the sale, merger or consolidation of the Purchaser rather than the winding up of the business or affairs of Purchaser.

                     (f) EXCLUSIVITY. Osenton and Barbera each hereby represent, covenant and warrant that as of the date of this Agreement, he is bound by no employment agreement or non-competition agreement with a party other than PGM and Purchaser, or any other similar agreement, except for this Agreement and the Employment Agreement. Furthermore, during any period of employment with Purchaser, PGM or otherwise, he shall not enter into, or otherwise become bound by, any other Agreement or non-competition agreement, or other similar agreement with any other party other than Purchaser, PGM and its Affiliates.

              10.3   LIMITED INDEMNIFICATION BY SELLERS.

                     (a) INDEMNIFICATION BY SELLERS FOR UNDISCLOSED LIABILITIES OR LOSS FOR SCHEDULED ITEMS. The Sellers hereby jointly and severally indemnify and hold harmless Purchaser and PGM and their respective Affiliates with respect to any Indemnification Claim for Undisclosed Liabilities or Loss from Scheduled Items resulting in an actual loss or any liability, provided that such indemnification shall only be effective (i) for any Indemnification Claim for Undisclosed Liabilities or Loss for Scheduled Items submitted to Sellers before the [*] year anniversary of the date of the Closing and (ii) to the extent the aggregate of all Indemnification Claims exceeds $[*](the "Indemnification Threshold Amount"), and after PGM's rights under all insurance policies, including, but not limited to errors and omissions policies, have been exhausted, provided that, to the extent not paid by PGM Branch Managers and other parties who may be responsible for such Indemnification Claim (other than Purchaser, PGM or their Affiliates), all deductibles on such policies shall be paid by Sellers as if such deductible were Undisclosed Liabilities. Notwithstanding the foregoing, the aggregate of such claims shall not be payable to the extent they exceed the Indemnification Cap as defined below.

                     (b) DEFINITIONS FOR INDEMNIFICATION. For the purposes of this Section 10.3, the following terms shall have the meaning set forth below:

                            (i)    "INDEMNIFICATION CAP" shall mean the
       total of (1) [*] plus (2) the stock of Purchaser received by the Sellers at Closing, having a value of such Stock not to exceed $[*] at the time payment on such Indemnification Claim is made (subject to any adjustment, if any, made in Section 11.1 hereto).

                            (ii) "INDEMNIFICATION CLAIM FOR UNDISCLOSED LIABILITIES OR LOSS FOR SCHEDULED ITEMS" or "INDEMNIFICATION CLAIM" shall mean any and all liabilities, claims, demands, damages, losses, costs and expenses (after exhausting all reasonable remedies available through insurance remedies in force) incurred by PGM, PGM Joint Ventures or Purchaser or their respective Affiliates which arise as a result of any liabilities, demands, liens, damages, claims, expenses, causes of action including without limitation cross-claims, counterclaims, rights of set-off and recoupment, suits, administrative action, agreements, damages, compensations, demands, actions, losses, court costs and filing fees, attorneys' and paralegals' fees and expenses of every kind and nature, including, without limitation, those in law or in equity, arising with respect to any liability, whether known or unknown, which are caused in whole or in part or arise from occurrences, events, acts, omissions or situations existing or occurring prior to May 1, 1998, including, without limitation, those arising from a breach of warranty, representation or covenant and those (i) which are not disclosed in the Financial Statements delivered in connection herewith or the Disclosure Schedules attached hereto or (ii) which are disclosed in the Disclosure Schedules (including, without limitation, those set forth in Disclosure Schedule 10.3(b)(ii)) other than those in Disclosure Schedule 10.3(e) and which, after reasonable and diligent efforts to mitigate by PGM, result in actual liabilities, losses, costs or expenses, provided that any costs of such mitigation shall be included as a cost for the purposes of this definition PROVIDED THAT Purchaser shall not, during the period from June 30, 1999 through the end of the [*] year anniversary of the date of Closing, conduct any extraordinary or special audit, document or file review for the sole or primary purpose of discovering new Indemnification Claims.

                     (c) ESCROW ACCOUNT FOR PAYMENT. At the Closing, Purchaser shall deposit $1,000,000 (the Indemnification Amount) plus the Indemnification Amount Interest Adjustment, if any, into an account to be maintained at the Cole Taylor Bank or such depository institution chosen by Purchaser and reasonably acceptable to Sellers which account shall bear interest at a rate reasonably acceptable to Sellers, and disclosed to Sellers prior to Closing, and which shall be in the name and under the domain and control of the Purchaser but subject to the terms of this Agreement provided that upon the later of (i) thirty (30) days after the [*]-year indemnification period set forth in Section 10.3(a) (i) or (ii) the payout or settlement of the Indemnification Claim timely and properly made during such period, all principal and interest remaining in the account (the "Indemnification Account") that has not been paid on an Indemnification Claim shall thereupon be paid to Sellers in accordance with the terms of this Agreement, provided that if the payout of the Indemnification Account is to occur under this clause (ii), the Purchaser shall retain in the Indemnification Account after the [*]-year period only those amounts necessary to pay all Indemnification Claims then outstanding as determined by Purchaser in its reasonable discretion, remitting the balance to Sellers no later than thirty (30) days after the [*]-year indemnification period set forth in Section 10.3(a)(i).

                     (d) PAYMENT OF INDEMNIFICATIONS. Any Indemnification Claim described in this Section 10.3 shall first be paid in cash out of the Indemnification Account after giving written notice reasonably supported by appropriate documentation and an opportunity to Sellers to object and, if possible within forty-five (45) days of such notice, cure such Indemnification Claim. Any amount in excess of the amount in such Indemnification Account that is still owed for an Indemnification Claim under the terms of this Agreement shall then be paid in Stock of Purchaser as provided in

Section 10.3(b)(i) above, PROVIDED THAT if either Seller no longer holds the Stock of Purchaser adequate to pay such Indemnification Claim, such Indemnification Claim shall be paid in cash in an amount equal to the value of Stock described in the Indemnification Cap to the extent of such deficiency. Such Indemnification Claim shall be payable on demand, after notice as described in this Section 10.3(c), provided that in any circumstances to which this indemnification provision applies, the Sellers may at their own cost first employ their own legal counsel and consultants to investigate and cure such claim and to facilitate their rights to be consulted under Section 10.3(f); provided that they shall not have the right to represent, prosecute, negotiate or defend PGM with respect to any such liability.

                     (e) CERTAIN LOSSES NOT INDEMNIFIABLE. Notwithstanding anything else to the contrary contained herein and in addition to the other limitations set forth herein, the Sellers shall not be required to indemnify Purchaser (or credit Purchaser with amounts toward the satisfaction of the Indemnification Cap described in Section 10.3(b)(i) above), and Purchaser shall not seek indemnity from the Sellers, and Sellers shall not be liable to Purchaser, for any of the following types of losses:

                            (i)    losses which arise from or in
       connection with any claim made by Purchaser against the Shareholders for consequential damages (which consequential damages shall include, without limitation, lost profits (other than a decrease in the value of a loan caused by a breach of warranty, representation or covenant), lost investment or business opportunity, lost interest or damages to reputation but which shall not include the following losses, which SHALL be included in the losses covered by the indemnification contained herein:
       PUNITIVE DAMAGES, EXEMPLARY DAMAGES, TREBLE DAMAGES AND OPERATING
       LOSSES);

                            (ii) losses attributable to or arising from overhead allocations or administrative costs, the internal costs of administering the requirements imposed by or under this Agreement (provided, however, that Purchaser shall not contract out to third parties any such costs of administering this Agreement which, as of the date of this Agreement, would generally be performed in the ordinary course of business by Purchaser) or, except to the extent otherwise expressly contemplated by
       Section 12.2 and otherwise hereby, including without limitation the costs of complying with the requirements imposed by this Agreement;

                            (iii)  losses to the extent such loss or
       causes arising solely after the Closing arising from Purchaser's failure in any material respect to comply with its obligations under this Agreement, provided, however, that Purchaser's noncompliance with such obligations after the Closing Date shall not limit Purchaser's ability to recover losses otherwise indemnifiable by the Sellers under this Agreement unless such noncompliance (A) adversely affects the Sellers' ability to administer a claim made by Purchaser against the Sellers, in which case the Sellers may withhold payment on those portions of such claims to the extent caused by such noncompliance for which Purchaser seeks reimbursement until Purchaser complies with its obligations hereunder, or (B) adversely affects Purchaser's ability to cure a breach, mitigate a loss or defend a claim (to the extent such noncompliance has caused such adverse effect), or
       (C) otherwise results in or increases the amount of loss (to the extent the Purchaser's noncompliance unreasonably increased the amount of loss), in which case the Sellers shall not be obligated to indemnify Purchaser with respect to any such increase in the amount of a loss;

                            (iv)   losses arising from the items set
       forth in Disclosure Schedule 10.3(e), provided that any claims, demands, damages, losses, costs and expenses existing or arising from similar occurrences, complaints and events that may be litigated as part of a class action with the items set forth in
       Schedule 10.3(e) shall be covered by the indemnification contained herein, and provided further that and with respect to the potential loss of relationship with Norwest, set forth in item 10 of Schedule 10.3(e), any litigation related to the incident described in such item 10 shall be covered by the indemnification contained herein;

                            (v) losses to the extent they occur in the ordinary course of PGM's business.

                     (f) CONSULTATION WITH SELLERS; REASONABLENESS STANDARD. Purchaser agrees to make all reasonable efforts (i) to advise Sellers of claims and potential claims under the indemnification contained in
Section 10.3(a) and (ii) to consult with Sellers on an ongoing basis in connection with litigation, prosecution, negotiation and settlement of any such claims, and further agrees to act reasonably and in consultation with Sellers and at Sellers' request with Sellers' attorneys and consultants in litigating, prosecuting, negotiating and settling such claims.

                     (g) EXCLUSIVE REMEDY. Except as provided in subsection 10.3(h) below and for any injunctive or other equitable relief, after the Closing, the remedies contained in Section 10.3(a) - (e) shall be Purchaser's exclusive remedy for a breach of representation, warranty or covenant hereunder or any claim by Purchaser for losses that have occurred as a result of the transaction.

                     (h) INDEMNITY WITH RESPECT TO BREACH, FRAUD OR VIOLATION OF COVENANTS. Notwithstanding anything else in Section 10.3(a) - (g) herein to the contrary, the Sellers further agree to indemnify Purchaser and PGM for any claims, demands, damages or costs with respect to or arising from any breach of the covenants contained in Section 10.2 hereof (e.g., the covenants not to compete and not to solicit, etc.), any fraud on the part of PGM or of any Seller occurring at any time, or any wilful, knowing or intentional breach of any MATERIAL representation, warranty or covenant of PGM or the Sellers contained in this Agreement, without regard to any Indemnification Threshold Amount or Indemnification Cap.

              10.4 EXPOSURE ON BREACH OF WARRANTY BY PURCHASER. Other than with respect to fraud on the part of Purchaser, Purchaser shall not be liable for any claim for breach of any representation, warranty or covenant by Purchaser arising hereunder or under the transaction consummated hereunder if at the time of such claim the value of the Purchaser, reasonably valued, is equal to or greater than $50 million, and to the extent that the value of Purchaser is less than $50 million, only then to the extent that such claims when proven exceed in the aggregate $[*].

              10.5 TAXES. Purchaser agrees to pay taxes or make distributions to pay taxes arising under Sections 1366 and 1347(a)(2) of the Internal Revenue Code arising from Sellers' ownership of shares of PGM for the period from January 1, 1998 through the date of Closing, and Purchaser and PGM agrees to pay or make distributions for such taxes of Sellers arising out of Sellers' ownership of stock of Purchaser and PGM after the Closing on a going forward basis, if such payment is not prohibited by applicable law or any applicable provision of any credit documentation to which Purchaser is a party or by which Purchaser is bound provided that Purchaser shall remain liable for the unpaid balance and shall pay the same when legally permitted and, shall to the extent permitted by applicable law and by the provisions of such credit documentation, deliver a promissory note to such Sellers for any such unpaid amount bearing a note of interest which to be adjusted monthly equal to the Prime Rate as published in the Money Rate Tables of the Midwest Edition of THE WALL STREET JOURNAL on the last day of the immediate preceding month payable upon the removal of such legal or contractual impediment. Purchaser agrees that it shall not enter into any loan agreement containing any covenant explicitly prohibiting the payment of such taxes on behalf of Sellers or PGM Shareholders generally.

              10.6 PERSONAL GUARANTIES. Purchaser shall make best efforts to obtain the release or termination of all Personal Guaranties from PGM's lenders within ninety (90) days from the date of Closing. If any such Personal Guaranties are not released within ninety (90) days of the Closing, Purchaser shall indemnify Sellers and hold them harmless for and from any and all claims and any and all losses by and all losses arising under such Personal Guaranties for obligations under such Personal Guaranties arising because of advances or obligations arising under the Guarantied Loans after the Closing.

              10.7 NEW JOINT VENTURE OPERATIONS. Purchaser agrees that it shall not establish or seek in its own name or on behalf of any Affiliate other than PGM to establish any net branch or joint venture arrangement with a PGM Joint Venture or partner of a PGM Joint Venture, either directly or indirectly, that PGM has requested that Purchaser approve, and that Purchaser has failed to approve, as a "PGM Operation" under the definition of "PGM Operations" in Article 1 hereof.

              10.8 OAK PARK ESTATES REO. Osenton and Purchaser hereby agree that to the extent that the amount realized on the payment or liquidation of those certain assets, including the notes and the real estate, described in Schedule 10.8, either by the payment of the notes or through the foreclosure sale of the real property described therein, is less than the book value of such assets as reflected on the books of PGM, Osenton shall on demand pay PGM such difference, and to the extent such amount realized on such assets exceed the book values of such assets, Purchaser shall cause PGM to distribute to Osenton the amount of such difference. Osenton's and PGM's obligation to pay the amounts under this Section 10.8 shall not be subject to any limitations, i.e., the Indemnification Cap or Indemnification Threshold Amount, contained in Section 10.3 or any of the limitations contained in
Section 10.4 hereof.

              10.9 FURTHER ASSURANCES. The parties hereto agree to execute such further documents, instruments and consents and to perform such further acts, as may reasonably be necessary to effect the Closing and the transactions contemplated hereunder.


                                      ARTICLE 11

                                     TERMINATION

              11.1 TERMINATION AND CURE UPON MATERIAL ADVERSE CHANGE. If, prior to the Closing, there has been a material adverse change, a material breach of a representation, warranty or covenant which cannot be cured or condition not satisfied or there have been any distributions by either Purchaser or PGM to Sellers not permitted by this Agreement, the other party shall have the option to either (i) terminate this Agreement immediately in which event the parties shall have no further obligation to consummate the Closing, (ii) waive such material adverse change, breach or distribution or
(iii) if the material adverse change, breach of representation, warranty or covenant or distribution can be cured by an amount not to exceed $500,000 such adjustment in the Base Cash Price, with the consent of the other party, consummate the Closing and adjust the Base Cash Price (it being understood that if there is such adjustment, then there shall be an identical adjustment in the Indemnification Cap as defined in Section 10.3 hereof), or (iv) pursue any other remedies available to such party at law or equity; provided, however, if the material adverse change or distribution was done with the intent to impair or prevent the Closing, then the other party may elect to consummate the Closing and adjust the Base Cash Price by the full amount of the material adverse change, cost of curing the breach or the amount of the distribution and pursue any other remedies available to such party at law or equity.

              11.2 OTHER TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

                     (a)    by mutual consent of Sellers and Purchaser;

                     (b) by either Sellers or Purchaser if the Closing Date or Closing has not occurred by July 30, 1998 unless such delay in the Closing Date or Closing is due to a failure to obtain a Required Regulation Approval or caused by any act or omission of the party attempting to affect such termination.

                     (c) by Purchaser, if any condition imposed on Sellers (unless waived by Purchaser) in Section 9.1 or 9.2 cannot be satisfied by July 30, 1998; or

                     (d) by PGM and the Sellers if any condition imposed on Purchaser (unless waived by PGM) in Section 9.1 or 9.3 cannot be satisfied by July 30, 1998.

Any such termination shall be effected by the party asserting such termination notifying the other party hereto as set forth in Section 12.8 hereof. Notwithstanding the foregoing, all parties agree to act in good faith to effect the transactions hereunder and reconcile and mitigate any technical or nonmaterial noncompliance with the terms of this Agreement.

              11.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 11.1 or 11.2, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Purchaser, PGM or their respective directors and officers under this Agreement except as set forth in Sections 6.4, 7.3, 8.1, 8.3, 12.1, 12.2, 12.3 and 12.16.

                                      ARTICLE 12

                                     MISCELLANEOUS

              12.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations or warranties contained herein shall survive the Closing, and any claims arising therefrom shall expire after [*] years from the later of the date hereof or the date of Closing unless notified prior to [*] ([*]) years from the date hereof as provided in Section 10.3, except for breach of covenants or claims of fraud or intentional, willful or knowing misrepresentation to the other party until the applicable statute of limitation has expired. Nothing contained in this Article shall affect the obligations of any party to perform the agreements and covenants to be performed by such party hereunder or in connection herewith either before or after the Closing.

              12.2 EXPENSES. Purchaser and Sellers will each be solely responsible for and have all of its own respective expenses, activities and other advisors, incurred at any time in documenting, negotiating, consummating or executing this Agreement and the transactions contemplated thereby; provided that PGM shall pay an amount not in excess of $[*] for the costs of Sellers' accountants, attorneys, and other advisors and costs of obtaining government approvals and other consents as all other costs incurred in connection with the consummation of the sale (including all costs associated with

PGM's arrangements with the STRATMOR Group), any such costs incurred prior to the Closing in excess of such amount to be borne by Sellers.

              12.3 PRESS RELEASES; EMPLOYEE COMMUNICATIONS. Any press releases, news releases or other communication issued or to be issued to the press, the media or otherwise to the public or any communication to the employees or customers of PGM by any of the parties hereunder shall first be reviewed and approved in writing by both Purchaser and Sellers.

              12.4 RIGHT OF OFFSET. To the extent any indemnification claim is not paid on demand, after reasonable time for investigation and confirmation of such claim, the party making such claim may offset such claim against any amount or claim due or owing to such party to the extent such claim is not limited by or subject to limitation by this Agreement or otherwise precluded by law.

              12.5   WRITTEN AGREEMENT TO GOVERN.   This Agreement, together
with all Exhibits, Schedules and other documents to be delivered pursuant hereto, set forth the entire understanding and supersede all prior oral or written agreements among the parties hereto relating to the subject matter contained herein and all prior and contemporaneous discussions among the parties hereto are merged herein. No party hereto shall be bound by any definition, condition, representation, warranty, covenant or provision other than as expressly stated in this Agreement or the Exhibits and other documents to be delivered pursuant hereto, or as hereafter set forth in a written instrument executed by such party or by a duly authorized representative of such party.

              12.6 SEVERABILITY. The parties hereto expressly agree that it is not the intention of any party hereto to violate any public policy, statutory or common law rules, regulations, treaties or decisions of any government or agency thereof. If any provision of this Agreement is judicially or administratively interpreted or construed as being in violation of any such provision, such articles, sections, sentences, words, clauses or combinations thereof shall be modified to the extent necessary to make them enforceable or, if necessary, shall be inoperative, and the remainder of this Agreement shall remain binding upon the parties hereto.

              12.7 INJUNCTIVE REMEDY FOR BREACH. The parties agree that irreparable damage would occur if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The parties accordingly agree that the party not in breach shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in addition to any other right or remedy provided hereunder or at law or in equity.

              12.8 NOTICES AND OTHER COMMUNICATIONS. All notices, demands or requests provided for or permitted to be given pursuant to this Agreement must be in writing. All notices, demands and requests shall be deemed to have been properly served if given by personal delivery, or if transmitted by telecopy, or if delivered to Federal Express or other reputable overnight carrier for next business day delivery, charges billed to or prepaid by shipper, or if deposited in the United States mail, registered or certified with return receipt requested, proper postage prepaid, addressed as follows:

       If to PGM prior to the Closing, to:     501 Canal Boulevard, Suite H
                                               Point Richmond, California 94804
                                               Attn:  Bruce Barbera/
                                                      William Osenton
                                               Facsimile No.: (510) 970-0740

       With a copy to:                         Weiner, Brodsky, Sidman & Kider
                                               1350 New York Avenue, N.W.
                                               Suite 800
                                               Washington, D.C. 20005
                                               Attn:  James Brodsky, Esq.
                                               Facsimile No.: 202/628-2011

       If to PGM after the Closing, to:        c/o Prism Mortgage Company
                                               440 North Orleans, Suite 222
                                               Chicago, Illinois 60610
                                               Attn:  Mark Filler, Esq.
                                               Facsimile: 312/494-0184

                                               c/o Prism Mortgage Company
                                               440 North Orleans, Suite 222
                                               Chicago, Illinois 60610
                                               Attn:  General Counsel
                                               Facsimile: 312/494-0184

       If to Sellers prior to the Closing, to: Bruce P. Barbera
                                               c/o 501 Canal Boulevard, Suite H
                                               Point Richmond, California 94804
                                               Facsimile No.: 510/970-7949

                                               William D. Osenton
                                               c/o 501 Canal Boulevard, Suite H
                                               Point Richmond, California 94804
                                               Facsimile No.: 510/970-0740

       With a copy to:                         Weiner, Brodsky, Sidman & Kider
                                               1350 New York Avenue, N.W.,
                                               Suite 800
                                               Washington, D.C. 20005
                                               Attn:  James Brodsky, Esq.

                                               Facsimile No.: 202/628-2011

       If to Sellers after the Closing, to:    Bruce P. Barbera
                                               781 St. Francis Avenue
                                               Novato, California 94947
                                               Facsimile No.: 510/970-7949

                                               William D. Osenton
                                               103 Trinidad Drive
                                               Tiburon, California 94920
                                               Facsimile No.: 510/970-7940

       With a copy to:                         Weiner, Brodsky, Sidman & Kider
                                               1350 New York Avenue, N.W.,
                                               Suite 800
                                               Washington, D.C. 20005
                                               Attn:  James Brodsky, Esq.
                                               Facsimile No.: 202/628-2011

       If to Purchaser before or after
          Closing, to:                         Prism Mortgage Company
                                               440 North Orleans, Suite 222
                                               Chicago, Illinois 60610
                                               Attn:  General Counsel
                                               Facsimile: 312/494-0184

                                               Prism Mortgage Company
                                               440 North Orleans, Suite 222
                                               Chicago, Illinois 60610
                                               Attn:  Mark Filler, Esq.
                                               Facsimile: 312/494-0184

       With a copy to:                         Rudnick & Wolfe
                                               Suite 1800
                                               203 North LaSalle Street
                                               Chicago, Illinois  60601
                                               Attn: John R. Mussman, Esq.
                                               Facsimile No.:  (312) 630-5390

       Each notice, demand or request shall be effective upon personal delivery, or upon confirmation of receipt of the applicable telecopy, or one
(1) business day after delivery to a reputable overnight carrier in accordance with the foregoing, or upon return of a duly executed and proper receipt of the same is deposited in the United States mail in accordance with the foregoing. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall not adversely impact the effectiveness of any such notice, demand or request. Service by personal delivery upon Purchaser shall be valid only if delivered personally to the President, Executive Vice President or General Counsel of the Purchaser.

       Any addressee may change its address for notices hereunder by giving written notice in accordance with this Section.

              12.9 COUNTERPARTS. This Agreement may be executed in multiple counterparts and by the parties in separate counterpart, and shall become effective when at least one counterpart has been signed by each party and delivered personally or by facsimile machine to the other party. Each counterpart shall constitute an original document, and all counterparts taken together shall constitute one and the same document. The parties intend that a facsimile signature shall have the same force and effect as an original signature.

              12.10  SUCCESSORS AND ASSIGNS.   This Agreement shall be
binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

              12.11  FURTHER ASSURANCES.   At any time on or after the
closing on the Closing Date, the parties hereto shall each perform such acts, execute and deliver such instruments, assignments, endorsements and other documents and do all such other things consistent with the terms of this Agreement as may be reasonably necessary to accomplish the transaction contemplated in this Agreement or otherwise carry out the purpose of this Agreement.

              12.12 INTERPRETATION. The masculine, feminine or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires. The headings in this Agreement and in the Schedules and Exhibits hereto are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of this Agreement. All references herein to "including" shall mean "including, but not limited to".

              12.13  SCHEDULES AND EXHIBITS.   The Schedules and Exhibits
referred to herein, whether or not attached hereto, are incorporated herein by such reference as if fully set forth in the text hereof.

              12.14  MODIFICATION.   The parties to this Agreement may, by
mutual written consent executed by all of the parties hereto, modify or supplement this Agreement.

              12.15  WAIVER OF PROVISIONS.   The terms, covenants,
representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time to require performance of any provisions hereof shall, in no manner, affect the right at a later date to enforce the same. No waiver by any party of any condition, or breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement. A breach of any representation, warranty or covenant shall not be affected by the fact that a more general or more specific representation, warranty or covenant was not also breached.

              12.16  ARBITRATION; GOVERNING LAW; CONSENT TO JURISDICTION

                     (a) NEGOTIATION. EXCEPT FOR CONTROVERSIES, DISPUTES OR CLAIMS RELATED TO OR BASED ON SELLERS' USE OF THE TRADEMARKS OR SELLERS' OR ANY AFFILIATED PARTY'S COVENANT NOT TO COMPETE OR TO PROTECT TRADE SECRETS, FOR WHICH PURCHASER OR PGM MAY SEEK INJUNCTIVE OR SUCH OTHER RELIEF AS SUCH PARTY MAY DEEM APPROPRIATE, OR LITIGATION WITH CONSUMERS OR ANY GOVERNMENTAL AGENCIES, NEITHER PARTY SHALL INSTITUTE ANY PROCEEDING IN ANY COURT OR ADMINISTRATIVE AGENCY OR ANY ARBITRATION TO RESOLVE A DISPUTE BETWEEN THE PARTIES BEFORE THAT PARTY HAS SOUGHT TO RESOLVE THE DISPUTE THROUGH DIRECT NEGOTIATION WITH THE OTHER PARTY. IF THE DISPUTE IS NOT RESOLVED WITHIN THREE WEEKS AFTER A DEMAND FOR DIRECT NEGOTIATION, THE PARTIES SHALL THEN ATTEMPT TO RESOLVE THE DISPUTE THROUGH ARBITRATION AS PROVIDED IN THIS SECTION.

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                     (b)    SCOPE OF ARBITRATION.  EXCEPT FOR CONTROVERSIES,
DISPUTES OR CLAIMS RELATED TO OR BASED ON SELLERS' USE OF THE TRADEMARKS OR SELLERS' OR ANY AFFILIATED PARTY'S COVENANT NOT TO COMPETE OR TO PROTECT TRADE SECRETS, FOR WHICH PURCHASER OR PGM MAY SEEK INJUNCTIVE OR SUCH OTHER RELIEF AS SUCH PARTY MAY DEEM APPROPRIATE, OR LITIGATION WITH CONSUMERS OR ANY GOVERNMENTAL AGENCIES, ALL CONTROVERSIES, DISPUTES OR CLAIMS BETWEEN PURCHASER AND SELLERS (AND ANY OWNERS, GUARANTORS, AFFILIATES AND EMPLOYEES THEREOF, IF APPLICABLE) ARISING OUT OF OR RELATED TO

                            (i)    THIS AGREEMENT OR ANY OTHER AGREEMENT
       BETWEEN PURCHASER AND SELLERS THAT DO NOT HAVE THEIR OWN SPECIFIC ARBITRATION PROVISIONS ("OTHER COVERED AGREEMENTS"); OR

                            (ii)   THE VALIDITY OF THIS AGREEMENT OR ANY
       OTHER COVERED AGREEMENT BETWEEN PURCHASER AND SELLERS OR ANY PROVISION OF ANY SUCH AGREEMENT

       WILL BE SUBMITTED FOR BINDING ARBITRATION TO THE CHICAGO, ILLINOIS OFFICE OF JAMS/ENDISPUTE ON DEMAND OF PURCHASER OR SELLERS. SUCH ARBITRATION PROCEEDING WILL BE CONDUCTED IN CHICAGO, ILLINOIS AND, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, WILL BE HEARD BY ONE ARBITRATOR IN ACCORDANCE WITH THE THEN CURRENT RULES OF THE JAMS/ENDISPUTE. ALL MATTERS RELATING TO ARBITRATION WILL BE GOVERNED BY THE FEDERAL ARBITRATION ACT (9 U.S.C. Sections 1 ET SEQ.) AND NOT BY ANY STATE ARBITRATION LAW.

       THE DECISION AND AWARD OF THE ARBITRATOR SHALL BE BINDING AND CONCLUSIVE UPON BOTH PURCHASER AND SELLERS, AND ENFORCEABLE IN ANY COURT OF COMPETENT JURISDICTION. THE ARBITRATOR WILL HAVE THE RIGHT TO AWARD OR INCLUDE IN THE AWARD ANY LAWFULLY APPROPRIATE RELIEF AND TO ASSESS COSTS OR EXPENSES TO ONE OR BOTH PARTIES, PROVIDED THAT THE ARBITRATOR WILL NOT HAVE THE RIGHT TO DECLARE ANY TRADEMARK GENERIC OR OTHERWISE INVALID.

       PURCHASER AND SELLERS AGREE TO BE BOUND BY THE PROVISIONS OF ANY LIMITATION ON THE PERIOD OF TIME IN WHICH CLAIMS MUST BE BROUGHT UNDER APPLICABLE LAW OR THIS AGREEMENT, WHICHEVER EXPIRES EARLIER. PURCHASER AND SELLERS FURTHER AGREE THAT, IN CONNECTION WITH ANY SUCH ARBITRATION PROCEEDING, EACH MUST SUBMIT OR FILE ANY CLAIM WHICH WOULD CONSTI-

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TUTE A COMPULSORY COUNTERCLAIM (AS DEFINED BY RULE 13 OF THE FEDERAL RULES OF
CIVIL PROCEDURE) (EXCEPT ONE THAT COULD BE FILED UNDER ANOTHER AGREEMENT HAVING ITS OWN ARBITRATION AGREEMENT) WITHIN THE SAME PROCEEDING AS THE CLAIM TO WHICH IT RELATES. ANY SUCH CLAIM WHICH IS NOT SUBMITTED OR FILED AS DESCRIBED ABOVE WILL BE FOREVER BARRED.

       EACH PARTY AGREES THAT ARBITRATION WILL BE CONDUCTED ON AN INDIVIDUAL, NOT A CLASS-WIDE, BASIS, AND THAT AN ARBITRATION PROCEEDING BETWEEN PURCHASER AND SELLERS MAY NOT BE CONSOLIDATED WITH ANY OTHER ARBITRATION PROCEEDING BETWEEN PURCHASER OR SELLERS, AS APPLICABLE, AND ANY OTHER PERSON, CORPORATION, LIMITED LIABILITY COMPANY OR PARTNERSHIP EXCEPT BY THE AGREEMENT OF THE PARTIES, PROVIDED THAT PURCHASER OR SELLERS MAY CONSOLIDATE ANY ARBITRATION PROCEEDING COMMENCED UNDER THIS SECTION 12 WITH ANY ARBITRATION PROCEEDING COMMENCED BY PURCHASER OR SELLERS UNDER ANY OTHER COVERED AGREEMENT EXECUTED IN CONNECTION HEREWITH.

       NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION, PURCHASER AND SELLERS SHALL EACH HAVE THE RIGHT IN A PROPER CASE TO OBTAIN TEMPORARY RESTRAINING ORDERS AND TEMPORARY OR PRELIMINARY INJUNCTIVE RELIEF FROM A COURT OF COMPETENT JURISDICTION; PROVIDED, HOWEVER, THAT PURCHASER OR SELLERS MUST CONTEMPORANEOUSLY SUBMIT THE DISPUTE FOR ARBITRATION ON THE MERITS AS PROVIDED HEREIN.

       THE PROVISIONS OF THIS SECTION WILL CONTINUE IN FULL FORCE AND EFFECT SUBSEQUENT TO AND NOTWITHSTANDING THE EXPIRATION OR TERMINATION OF THIS AGREEMENT.

                     (a) GOVERNING LAW WITH RESPECT TO ARBITRATION AND OTHERWISE. ALL MATTERS RELATING TO ARBITRATION WILL BE GOVERNED BY THE FEDERAL ARBITRATION ACT (9 U.S.C. Sections 1 ET SEQ). EXCEPT TO THE EXTENT GOVERNED BY THE FEDERAL ARBITRATION ACT, THE UNITED STATES TRADEMARK ACT OF 1946 (LANHAM ACT, 15 U.S.C. SECTIONS 1051 ET SEQ.) OR OTHER FEDERAL LAW, THIS AGREEMENT AND ALL CLAIMS ARISING BETWEEN PURCHASER AND SELLERS FROM OR UNDER THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS AND THE UNITED STATES OF AMERICA WITHOUT REGARD TO THEIR CONFLICT OF LAWS PRINCIPLES.

                     (b) CONSENT TO JURISDICTION. EACH PARTY AGREES THAT THE OTHER PARTY MAY INSTITUTE ANY ACTION AGAINST IT (WHICH IS NOT REQUIRED TO BE ARBITRATED HEREUNDER OR UNDER ANOTHER ARBITRATION AGREEMENT IN ANY OTHER AGREEMENT) IN

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ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION LOCATED IN THE CITY OF
CHICAGO, STATE OF ILLINOIS, AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND WAIVES ANY OBJECTION IT MAY HAVE TO EITHER THE JURISDICTION OF OR VENUE IN SUCH COURTS.

                     (c) WAIVER OF JURY TRIAL. PURCHASER AND SELLERS IRREVOCABLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER AT LAW OR IN EQUITY, BROUGHT BY EITHER OF THEM AGAINST THE OTHER.

              12.17 WAIVER OF CONDITIONS. The conditions to each of the parties' obligations to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted to applicable law.

              12.18 CONSTRUCTION. Each of the parties has been advised by counsel and actively negotiated the terms of this Agreement. Accordingly, the fact that this Agreement or any particular provision hereof was drafted by counsel for any party shall not be considered in construing this Agreement.

       IN WITNESS WHEREOF, each of Purchaser and PGM has caused this Agreement to be executed on its behalf by its officer thereunto duly authorized, all on or as of the day and year first above written.

                                   PRISM MORTGAGE COMPANY,
                                   an Illinois corporation


                                   By: /s/ David Fisher
                                       -----------------------------------
                                   Its: Vice President
                                       -----------------------------------


                                   SHAREHOLDERS:


                                   /s/ William D. Osenton
                                   ---------------------------------------
                                   William D. Osenton


                                   /s/ Bruce P. Barbera
                                   ---------------------------------------
                                   Bruce P. Barbera

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                                 CONSENT OF SPOUSE


       I am the spouse of the Seller, Bruce Barbera, and hereby join in the execution of this Agreement to evidence my knowledge of its existence and acknowledgment that I understand and agree to the provisions of this Agreement and that I desire to bind to the performance of this Agreement my interest, if any, in any shares of capital stock of PGM and any options therefor ("PGM Securities") and any securities of Prism in which the Seller may receive an interest in connection with the transactions. Accordingly, I agree that my community property interest, if any, in such PGM Securities and any securities of Purchaser in which the Seller may receive any interest in connection with the transactions shall be bound by this Agreement and that such consent is binding upon my executors, administrators, heirs and assigns.
 I acknowledge that the foregoing is not intended to, and shall not be construed as, conferring or creating in me any interest in any PGM Securities and any securities of Prism which the Seller may receive in connection with the transactions. I hereby acknowledge that I have been afforded the opportunity to have this Agreement and this Consent reviewed by a counsel of my own choosing.

                                          /s/ Bettye Becker Barbera
                                          ------------------------------------
                                          Bettye Becker Barbera

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                                 CONSENT OF SPOUSE

       I am the spouse of the Seller, William Osenton, and hereby join in the execution of this Agreement to evidence my knowledge of its existence and acknowledgment that I understand and agree to the provisions of this Agreement and that I desire to bind to the performance of this Agreement my interest, if any, in any shares of capital stock of PGM and any options therefor ("PGM Securities") and any securities of Prism in which the Seller may receive an interest in connection with the transactions. Accordingly, I agree that my community property interest, if any, in such PGM Securities and any securities of Purchaser in which the Seller may receive any interest in connection with the transactions shall be bound by this Agreement and that such consent is binding upon my executors, administrators, heirs and assigns.
 I acknowledge that the foregoing is not intended to, and shall not be construed as, conferring or creating in me any interest in any PGM Securities and any securities of Prism which the Seller may receive in connection with the transactions. I hereby acknowledge that I have been afforded the opportunity to have this Agreement and this Consent reviewed by a counsel of my own choosing.

                                          /s/ Francine M. Osenton
                                          ------------------------------------
                                          Francine M. Osenton

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